UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March    , 2012

Dear Spectra Energy Shareholder:

It is my pleasure to invite you to Spectra Energy Corp’s 2012 Annual Meeting of Shareholders. This year’s meeting will be held on Tuesday, May 1, 2012 at 10:00 a.m., local time, at our headquarters located at 5400 Westheimer Court, Houston, Texas. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

Once again this year we are pleased to furnish our proxy materials to our shareholders electronically. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of printing and distributing proxy materials.

On or about March    , 2012, we will mail to our shareholders of record as of the close of business on March 5, 2012, a Notice containing instructions on how to access our proxy statement, Annual Report to Shareholders and Annual Report on Form 10-K, and how to vote online. Shareholders who have requested printed copies of these materials will continue to receive them by mail.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William T. Esrey

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2012

To Our Shareholders:

Spectra Energy Corp’s 2012 Annual Meeting of Shareholders will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, on Tuesday, May 1, 2012, at 10:00 a.m., local time. At our Annual Meeting, shareholders will:

1.	Vote on the election of our directors for the ensuing year;

2.	Vote on ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

3.	Vote on an amendment to our Amended and Restated Certificate of Incorporation to provide for a majority vote standard in uncontested director elections;

4.	Vote on an advisory resolution to approve executive compensation; and

5.	Transact other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 5, 2012 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 2 of the enclosed proxy statement. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

Patricia M. Rice

Vice President and Secretary

March    , 2012

Houston, Texas

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	2
PROPOSAL 1—ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE	12
Board Meetings and Attendance	12
Board Leadership and Risk Oversight	12
Independence of Directors	12
Board Committees	15
Transactions with Related Persons	16
Director Evaluation	17
Director Compensation	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	19
REPORT OF THE AUDIT COMMITTEE	20
REPORT OF THE COMPENSATION COMMITTEE	21
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE COMPENSATION	36
REPORT OF THE CORPORATE GOVERNANCE COMMITTEE	48
PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY CORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012	51
PROPOSAL 3—AMENDMENT OF CERTIFICATE OF INCORPORATION TO PROVIDE FOR A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS	53
PROPOSAL 4—ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	55
OTHER INFORMATION	56

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2012. The proxy statement, our 2011 Annual Report to Shareholders and our 2011 Annual Report on Form 10-K are available at www.proxyvote.com.

SPECTRA ENERGY CORP

5400 Westheimer Court

Houston, Texas 77056

PROXY STATEMENT

We are furnishing you with these proxy materials in connection with the solicitation of proxies by our Board of Directors for use at our 2012 Annual Meeting of Shareholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at our headquarters at 5400 Westheimer Court, Houston, Texas on Tuesday, May 1, 2012, at 10:00 a.m., local time.

As permitted by rules adopted by the Securities and Exchange Commission, or SEC, we are making this proxy statement, our 2011 Annual Report to Shareholders and our Annual Report on Form 10-K for 2011 available to shareholders electronically via the Internet. On or about March    , 2012, we will mail to our shareholders of record as of the close of business on March 5, 2012 a Notice containing instructions on (1) how to access this proxy statement, our 2011 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and (2) how to vote online. Also on or about March    , 2012, we will mail these proxy materials to shareholders of record who have requested paper copies.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “Company” or “Spectra Energy” are to Spectra Energy Corp.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:	You received these proxy materials from us in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting because you owned our common stock as of March 5, 2012. We refer to this date as the “record date.” This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully. In addition, we have included with these materials a copy of our 2011 Annual Report to Shareholders and our Annual Report on Form 10-K for 2011, which contain additional information about us. You can also access our public filings with the SEC free of charge on our website at www.spectraenergy.com or on the SEC’s website at www.sec.gov.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

Q:	On what am I voting?

A:	• The election of our directors to the Board;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

•

An amendment to our Amended and Restated Certificate of Incorporation (which we refer to below as our Certificate of Incorporation) to provide for a majority vote standard in uncontested director elections; and

•	An advisory resolution to approve executive compensation.

Q:	What is an advisory vote approving executive compensation?

A:	As required by rules promulgated by the SEC, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures relating to executive compensation described in this proxy statement.

Q:	Who can vote?

A:	Holders of our common stock as of the close of business on the record date, March 5, 2012, are entitled to vote at the Annual Meeting, either in person or by proxy. Each share of our common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of our common stock in one of the following ways:

•	by telephone—shareholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	by mail—if you received your proxy materials by mail, you can vote by mail by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of our common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees for director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for fiscal year 2012;

•	FOR the amendment to our Certificate of Incorporation to provide for a majority vote standard in uncontested director elections; and

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue should arise for vote at the Annual Meeting that is not included in the proxy statement, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 5, 2012.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Q:	May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time by:

•	notifying our Corporate Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012 if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules.

The other proposals are not considered routine matters and therefore may not be voted by your broker without instruction. If you do not instruct your broker how to vote on these other proposals, your broker will not vote for you. We urge you to exercise your voting rights as a shareholder and vote at the Annual Meeting.

Q:	As a participant in the Spectra Energy Retirement Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Spectra Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee for those shares of our common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Spectra Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you are urged to deliver your instructions well in advance of the Annual Meeting so that the instructions are received no later than April 26, 2012.

Q:	What constitutes a quorum?

A:	As of the record date, 652,557,779 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange, or NYSE, rules, does not have discretionary authority to vote the shares on a proposal because the proposal is not considered to be routine.

Q:	What vote is needed for these proposals to be adopted?

A:	Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on that proposal at the Annual Meeting is required to approve Proposals 2 and 4 and the affirmative vote of a majority of the shares outstanding and entitled to vote on that proposal at the Annual Meeting is required to approve Proposal 3. In tabulating the vote on Proposals 2, 3 and 4, abstentions will have the same effect as votes against the matter. Broker non-votes will have no effect in tabulating the vote on any of the Proposals other than Proposal 3, for which “non-votes” will have the same effect as votes against the matter.

Q:	What will happen if a director is elected but receives a majority of “Withheld” votes?

A:	A nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Broadridge Financial Solutions, Inc. to assist in mailing proxy materials, providing electronic access to the proxy materials and requesting proxies. Broadridge’s fee for these services is approximately $60,000 plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, telegram, fax or other means. We can use our directors, officers and other employees to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of our common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the Annual Meeting, all of our current directors with the exception of Mr. Anderson will be elected to one-year terms expiring in 2013. Mr. Anderson is retiring from the Board at the Annual Meeting and has requested not to be nominated for reelection. Based on the recommendations from the Corporate Governance Committee, our Board has nominated the following directors for election to the Board: our Chairman of the Board, William T. Esrey, our President and Chief Executive Officer, Gregory L. Ebel, Austin A. Adams, Joseph Alvarado, Pamela L. Carter, F. Anthony Comper, Peter B. Hamilton, Dennis R. Hendrix, Michael McShane, Joseph H. Netherland and Michael E. J. Phelps.

If any director is unable to stand for election, the Board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees

The principal qualifications, including occupations, and other information about the Board nominees for director and our incumbent Board members, are set forth below. We believe the members of our Board are well qualified to fulfill their responsibilities. Their qualifications include strong leadership ability, global business experience, financial and industry expertise and experience in law and public policy. The characteristics we look for in any candidate nominee to serve on our Board include intelligence, perceptiveness, good judgment, maturity, high ethical standards, integrity and fairness and professional compatibility with the other directors and executives. Please refer to the report of the Corporate Governance Committee contained in this proxy statement for more information on the director nomination process.

Directors Nominated for Election

William T. Esrey

Director since 2006

Chairman of the Board

Spectra Energy Corp

Age 72

Mr. Esrey was appointed as Chairman of our Board effective as of the 2009
Annual Meeting. Mr. Esrey was elected as Chairman Emeritus of Sprint
Corporation, a diversified telecommunications holding company, upon his retirement in May 2003. Prior to that, he served as its Chief Executive Officer from 1985 to March 2003, and as its Chairman from 1990 to May 2003.
Mr. Esrey served as a director of Duke Energy Corporation from 1985 to
January 2007. He also served as Chairman of Japan Telecom, Inc. from
November 2003 until its sale in July 2004. Currently, Mr. Esrey is a director of
General Mills, Inc. The Board selected Mr. Esrey to serve as a director because he is very familiar with our assets, having served on the boards of several of our predecessor companies. In addition to the valuable historical perspective he brings, Mr. Esrey’s experience in leading a large diversified company informs his judgment on risk assessment. Through his service on a number of boards of directors, he has gained valuable knowledge about governance, compensation and audit issues. Mr. Esrey’s experience in investment banking and his significant executive experience bring a financial, strategic and operational expertise to the
Board.

Gregory L. Ebel

Director since 2008

President and Chief Executive Officer

Age 47

Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra
Energy from January 2007 until assuming his current position on January 1, 2009.
Prior to that time, Mr. Ebel served as President of Union Gas Limited from
January 2005 until January 2007, and Vice President, Investor & Shareholder
Relations of Duke Energy Corporation from November 2002 until January 2005.
Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers
and Acquisitions in connection with Duke Energy’s acquisition of Westcoast
Energy Inc. The Board selected Mr. Ebel to serve as a director because he is
Spectra Energy’s President and Chief Executive Officer and has served in a variety of senior management positions at the Company, including as president of
Union Gas Limited, and in a number of leadership positions in the areas of finance, operations, strategic development and government and investor relations.

Austin A. Adams

Director since 2007

Retired Executive Vice President and Chief Information Officer

JPMorgan Chase

Age 68

Mr. Adams is the retired Executive Vice President and Corporate Chief
Information Officer of JPMorgan Chase & Co., a global financial services firm.
He assumed that role upon the merger of JPMorgan Chase and Bank One
Corporation in July 2004 and served in that position until he retired in
October 2006. Before joining Bank One in 2001, Mr. Adams served as Chief
Information Officer at First Union Corporation, now Wells Fargo Corp. Mr.
Adams is Chairman of the Board of Directors of CommunityONE Bank, N.A.,
and has served as a director of the Dun & Bradstreet Corporation since
April 2007. The Board selected Mr. Adams to serve as a director because he brings valuable expertise in the areas of information technology and security, risk management and strategy, and experience leading and collaborating with senior management teams. Additionally, Mr. Adams has been extensively involved in mergers and acquisitions and offers strategic expertise. His many years of experience enable him to assist both the Audit Committee and the Board in assessing technology, security and other types of risk which is particularly helpful to our Company, given the importance of these issues to our daily operations.

Joseph Alvarado

Director since 2011

President and Chief Executive Officer

Commercial Metals Company

Age 59

Mr. Alvarado currently serves as President and Chief Executive Officer and a director of Commercial Metals Company, a manufacturer, recycler and marketer of steel and other metals and related products, roles that he assumed on
September 1, 2011. Mr. Alvarado joined Commercial Metals Company in April
2010 as Executive Vice President and Chief Operating Officer and served in that role until April 2011, when he was promoted to the position of President and
Chief Operating Officer. Prior to joining Commercial Metals Company, he was employed as President and Chief Operating Officer at Lone Star Technologies,
Inc. from 2004 to 2007. In 2007, following the acquisition of Lone Star
Technologies, Inc. by United States Steel Corporation, Mr. Alvarado was named
President of U.S. Steel Tubular Products, Inc., a division of United States Steel
Corporation. The Board selected Mr. Alvarado to serve as director because the
Board believes that there is significant value in having an active CEO on the
Board. Mr. Alvarado’s current position provides him with experience in running a major corporation with international operations, and exposes him to many of the same issues we face in our business, including highly competitive industries, operational and manufacturing issues, employee safety, and diverse regulatory environments.

Pamela L. Carter

Director since 2007

President, Cummins Distribution Business

Age 62

Ms. Carter is President of Cummins Distribution Business, a division of
Cummins, Inc., a global manufacturer of diesel engines and related technologies.
She previously served as President—Cummins Filtration, then as Vice President and General Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999. Ms. Carter served as Vice President and General
Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc., she served as the Attorney General for the State of Indiana from 1993 to 1997.
Recently, Ms. Carter was appointed to the Export-Import Bank of the United
States’ sub-Saharan Africa Advisory Council. The Board selected Ms. Carter to serve as a director because she brings a diverse background that includes experience in law, government, politics and business experience to her role as a director. In her capacity as an active president of a large division of an international manufacturing company, Ms. Carter has valuable experience in operations management, leadership and compensation and governance matters.
She brings to the Board knowledge of macro-economic global conditions and a valuable and dynamic international business perspective. Ms. Carter, who also serves as a director of CSX Corporation and Meijer, Inc., was Indiana’s first female and first African-American to hold the office of Attorney General. Her insight into global operations, government relations and public policy issues provides significant value to the Board.

F. Anthony Comper

Director since 2007

Retired President and Chief Executive Officer

BMO Financial Group

Age 66

Mr. Comper is the retired President and Chief Executive Officer of BMO
Financial Group, a diversified financial services organization and one of the largest banks in North America. He was appointed to that position in February
1999 and served as Chairman from July 1999 to May 2004. Mr. Comper previously served on the Board of Directors of BMO Financial Group. The Board
selected Mr. Comper to serve as a director because he brings the experience of being both chairman and chief executive officer of a large global financial institution. He possesses valuable financial expertise, including extensive experience with capital markets transactions and risk management. His knowledge of the Canadian marketplace, and political and regulatory environments enables him to bring a unique perspective to the Board.

Peter B. Hamilton

Director since 2007

Senior Vice President and Chief Financial Officer

Brunswick Corporation

Age 65

Mr. Hamilton is the Senior Vice President and Chief Financial Officer of
Brunswick Corporation, a global designer, manufacturer and marketer of recreation products, a position he has held since September 2008. He previously served as Vice Chairman of Brunswick Corporation from 2000 to January, 2007.
He also served as President—Brunswick Boat Group in 2006; President—Life
Fitness Division, 2005 to 2006; and President—Brunswick Bowling & Billiards,
2000 to 2005. The Board selected Mr. Hamilton to serve as a director because he understands the operations of a large diversified corporation, with a particular focus on manufacturing, operations, supply chain, labor relations and customer issues. Mr. Hamilton is an experienced senior executive with sound business acumen and experience that includes legal and regulatory matters, finance and operations. His experience in finance and public company governance enables him to make valuable contributions to the audit and governance committees of the
Board. Mr. Hamilton also serves as a director of SunCoke Energy, Inc. and
Oshkosh Corporation.

Dennis R. Hendrix

Director since 2006

Retired Chairman of the Board

PanEnergy Corp

Age 72

Mr. Hendrix is the retired Chairman of the Board of PanEnergy Corp, a predecessor of Spectra Energy. He was Chairman of the Board of PanEnergy
Corp from 1990 to 1997, Chief Executive Officer from 1990 to 1995 and
President from 1990 to 1993. Mr. Hendrix previously served as a director of Duke
Energy Corporation, Allied Waste Industries, Inc., Grant Prideco, Inc. and
Newfield Exploration Company. The Board selected Mr. Hendrix to serve as a director because of his extensive experience and knowledge of the energy industry and its participants, as well as a deep understanding of our assets, customers and regulatory environments, having served as chairman and chief executive of several of our predecessor companies. Through his service on other boards, he has valuable experience in governance, compensation and audit matters.

Michael McShane

Director since 2008

Former Chairman, President and Chief Executive Officer

Grant Prideco, Inc.

Age 57

Mr. McShane served as a director and as President and Chief Executive Officer of
Grant Prideco, Inc. from June 2002 and assumed the role of Chairman of the
Board of Grant Prideco beginning in May 2004. Mr. McShane retired from Grant
Prideco following its acquisition by National Oilwell Varco, Inc. in April 2008.
Prior to joining Grant Prideco, Mr. McShane was Senior Vice President-Finance
and Chief Financial Officer and director of BJ Services Company LLC from
1998. Mr. McShane serves as an Advisor to Advent International Corporation, one of the world’s leading global private equity firms. Mr. McShane also serves as a director of Complete Production Services, Inc. and Oasis Petroleum Inc., and
serves as an advisor to TPH Asset Management, LLC. The Board selected
Mr. McShane to serve as a director because of his expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world. He brings to the Board his experiences as a senior leader and chief financial officer within the oilfield service industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. Mr. McShane also provides the
Board with a producer perspective that is valuable in strategic discussions.

Joseph H. Netherland

Director since 2010

Former Chairman, President and Chief Executive Officer

FMC Technologies, Inc.

Age 65

From December 2001 until his retirement in October 2008, Mr. Netherland served as Chairman of the Board of FMC Technologies, Inc., a global provider of technology solutions for the energy industry. Mr. Netherland continues to serve as a non-independent member of FMC Technologies’ Board of Directors. Mr.
Netherland served as Chief Executive Officer of FMC Technologies from 2001 to
March 2007, and as President from 2001 to February 2006. Previously,
Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland brings to our Board his experience as a chief executive officer and a thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility, extensive oil and gas experience, and prior and current experience as a board member of major U.S. organizations with international operations. Mr.
Netherland also serves as a director of Newfield Exploration Company and
Tidewater, Inc.

Michael E.J. Phelps

Director since 2006

Chairman

Dornoch Capital Inc.

Age 64

Mr. Phelps is Chairman of Dornoch Capital Inc., a private investment company.
From 1988 to 2002, he served as President and Chief Executive Officer, and as
Chairman and Chief Executive Officer, of Westcoast Energy Inc., Vancouver,
BC. Mr. Phelps sits on the Board of Directors of Canadian Pacific Railway
Company, Prodigy Gold Incorporated and Marathon Oil Corporation and was a
director of Duke Energy Corporation from 2002 through 2007. The Board selected Mr. Phelps to serve as a director because of his valuable management, finance and industry experience, as well as his deep knowledge of the North
American energy industry, and the political and regulatory environment.
Mr. Phelps provides a valuable Canadian perspective, which is particularly helpful as a substantial portion of our assets and employees are located in Canada.
His experience as Chairman and Chief Executive Officer of Westcoast Energy
Inc., prior to its acquisition by Duke Energy Corporation in 2002, is valuable in both the development of our business in North America and internationally, and in managing cross-border relationships. Mr. Phelps has been actively involved in the Interstate Natural Gas Association of America, the North American
association representing interstate and interprovincial natural gas pipeline companies. In addition, he has been responsible for energy development in
Indonesia, China and Mexico. His previous and current positions on the boards of other publicly traded companies have given him exposure to many issues that are key to our Company.

CORPORATE GOVERNANCE

Our Board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our shareholders. Our Principles of Corporate Governance, Code of Business Ethics, and written charters for the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance and Risk Management Committee are available free of charge on our website at www.spectraenergy.com/investors/governance. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any shareholder upon request.

Board Meetings and Attendance

Our Board held seven meetings during 2011 and the committees of the Board met a total of 28 times. All of the incumbent directors who were then members of the Board attended at least 97% of the meetings of the Board and meetings of the Board committees on which he or she served during fiscal year 2011, other than Mr. Alvarado who was appointed to the Board on July 7, 2011. Since his appointment to the Board, Mr. Alvarado has attended all of the meetings of the Board and meetings of the Board committee on which he served during 2011. Directors are encouraged to attend the Annual Meeting and all of the directors who were then members of the Board attended the 2011 Annual Meeting.

Board Leadership and Risk Oversight

Our Board is currently led by our Chairman, Mr. Esrey, who is an independent director. While our Principles for Corporate Governance allow for the positions of the Office of Chairman and the Chief Executive Officer to be held by the same person, we believe that leadership of the Board of Directors is best conducted by an independent Chairman. In exercising its duties to our shareholders, our Board members should not be conflicted in any way. To minimize potential conflicts, we have limited the members of our Board who are not independent to just our Chief Executive Officer. We believe that this board leadership structure is appropriate in maximizing the effectiveness of our Board oversight and in providing perspective to our business that is independent from management.

The Board has responsibility for oversight of our risk management process. The Board exercises its risk oversight responsibilities through the Finance and Risk Management Committee, with respect to credit, commodity, environment, health & safety, risk management and financial risks, and the Audit Committee, with respect to financial reporting, internal control, compliance and technology risks. Both of these committees receive regular reports from management regarding risks faced in our business including operational and project risks. In addition, the Compensation Committee provides oversight with respect to risks that may be created by our compensation programs. Management has undertaken, and the Compensation Committee has reviewed, an evaluation of the incentives to our employees to take risks that are created by our compensation programs. Based upon that evaluation, we have concluded that our compensation programs do not create risks that are reasonably likely to result in a material adverse effect on the Company. The Board as a whole exercises its oversight responsibility with respect to other business risks that we face, including strategic and competitive risks and risks related to succession of our Chief Executive Officer and other members of management.

Independence of Directors

The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Spectra Energy or its consolidated subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. Independence determinations are made on an annual basis at the time the Board approves director nominees for inclusion in the annual proxy statement and if a director joins the Board between Annual Meetings, then independence determination is made at such time.

The Board has determined that none of Messrs. Adams, Alvarado, Comper, Esrey, Hamilton, Hendrix, McShane, Netherland, Phelps and Ms. Carter, has a material relationship with our Company or its subsidiaries. They are, therefore, independent under the listing standards of the NYSE. In reaching this conclusion, the Board considered all transactions and relationships between each director or any member of his or her immediate family and our Company and its subsidiaries.

To assist in this determination, the Board adopted the following categorical standards for relationships that are deemed not to impair a director’s independence:

Relationship	Requirements for Immateriality of Relationship

Personal Relationships

The director or immediate family member resides within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•      Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

The director or immediate family member holds securities issued publicly by Spectra Energy or its subsidiaries.	• The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Spectra Energy or its subsidiaries.	• The compensation cannot be contingent in any way on continued service, and

•      The director has not been employed by Spectra Energy or any company that was a subsidiary of Spectra Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Spectra Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

Business Relationships

Payments for property or services are made between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.	• Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and
• Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member.	• Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and
• Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a non-management director of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• The business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Relationship	Requirements for Immateriality of Relationship

Personal Relationships

An immediate family member is an employee (other than an executive officer) of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• None

Charitable Relationships

Charitable donations or pledges are made by Spectra Energy or its subsidiaries to a charity associated* with the director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.

A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•      Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Payments for property or services are made between Spectra Energy or its subsidiaries and a charity associated* with the director or immediate family member.	• Relationships must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*	An “associated” company is one (a) for which the director or immediate family member is general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%. An “associated” charity is one for which the director or immediate family member serves as an officer, director, advisory board member or trustee.

For purposes of these standards, immediate family members include a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. For purposes of the contribution relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Board Committees

The Board has four standing committees, which are described below. Each committee operates under a written charter adopted by the Board. The charters are posted on our website at www.spectraenergy.com/investors/governance and are available in print to any shareholder upon request. In addition, our non-management directors regularly meet in executive sessions over which the Chairman presides.

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management
A. Adams	X			X
J. Alvarado				X
P. Anderson (1)			X
P. Carter		X	•
F. Comper		X		X
G. Ebel
W. Esrey	X		X
P. Hamilton	•		X
D. Hendrix		X		X
M. McShane	X			•
J. Netherland		X	X
M. Phelps		•		X

•	Committee Chair
(1)	Mr. Anderson is retiring from the Board at the Annual Meeting and has requested not to be nominated for re-election.

Audit Committee

The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of the Company and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of the Company and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to the Company by its independent public accountants. See “Independent Public Accountants” for additional information on the Audit Committee’s pre-approval policy. During the 2011 fiscal year, the Audit Committee met 11 times and each of its members attended 100% of the meetings.

Each member of the Audit Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the Company’s categorical standards for independence. In addition, each of the members meets the expertise requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Messrs. Esrey, Hamilton and McShane are “audit committee financial experts” as defined under applicable SEC rules.

Compensation Committee

The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of the Company, and the compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, the compensation program. This Committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the Board. In addition, this Committee makes recommendations to the Board on compensation for outside directors. During 2011, the Compensation Committee met 5 times and each of its members attended 100% of the meetings.

Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NYSE; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Corporate Governance Committee

The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board and its committees and recommends potential successors to the Chief Executive Officer. This Committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director for each year’s Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors. This Committee may engage an external search firm or third party to identify, evaluate or assist in identifying or evaluating a potential nominee. Please read the Report of the Corporate Governance Committee contained in this proxy statement for more information regarding our director selection process. During the 2011 fiscal year, the Corporate Governance Committee met 5 times and each of its members attended at least 92% of the meetings.

Each member of the Corporate Governance Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards and Spectra Energy’s categorical standards for independence.

Finance and Risk Management Committee

The Finance and Risk Management Committee reviews the Company’s financial and fiscal affairs and makes recommendations to the Board regarding dividends, financing and fiscal policies. It reviews (i) the financial exposure of the Company, as well as mitigating strategies, (ii) the Company’s risk exposure as related to the overall company portfolio and impact on earnings and (iii) the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures. The Finance and Risk Management Committee also has responsibility for enterprise risk management, as well as environmental and health and safety matters. During the 2011 fiscal year, the Finance and Risk Management Committee met 7 times and each of its members attended 100% of the meetings, other than Mr. Alvarado, who was appointed to the Board on July 7, 2011 and attended all subsequent Committee meetings.

Transactions with Related Persons

The Board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement involving the Company or a consolidated subsidiary in which one of the following related persons has a direct or indirect material interest: a director, director nominee or executive, a beneficial owner of more than 5% of our common stock, their immediate family members, and an entity (including charitable organizations) in which one of the foregoing persons is employed, controls, has a substantial interest in or is a general partner, principal or in a similar position. We refer to these as related person transactions.

We have a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. Under this policy, the Corporate Governance Committee evaluates related person transactions based on the relevant facts and approves only those related person transactions that are consistent with the best interests of the Company and its shareholders as the Committee determines in good faith. The Corporate Governance Committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Director Evaluation

The Board and each of its standing committees have conducted self evaluations related to their performance in 2011. The performance evaluations were overseen by the Corporate Governance Committee and were discussed with the full Board. There were no material changes to the processes and governance procedures conducted by the Board and its committees as a result of the self evaluations.

Director Compensation

Our Chief Executive Officer does not receive compensation for his services as a director. The following is a description of Spectra Energy’s compensation program for non-employee directors for the 2011 fiscal year.

Type of Fee	Fee (Other Than for Meetings)	Meeting Fees
		In-Person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Attendance at Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$60,000
Annual Board Retainer (Stock)	$90,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$10,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Annual Stock Retainer for 2011. In 2011, each director received a grant of a number of shares of our common stock equal to $90,000 divided by the closing price of our common stock on the NYSE on the date of grant.

Compensation of the Chairman of the Board. Our Compensation Committee determined an amount of $225,000 to be an appropriate level of compensation for our Chairman of the Board in addition to the fees paid to him for service as a non-employee director.

Charitable Giving Program. We maintain a Directors’ Charitable Giving Program under which only Mr. Esrey remains eligible. Under this program, the Spectra Energy Foundation will make, upon the director’s death, donations of up to $1,000,000 to charitable organizations selected by the director. Mr. Esrey may request that donations be made under this program during his lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. In addition, the Company maintains the Spectra Energy Foundation Matching Gifts Program under which the Company will match contributions to qualifying institutions of up to $7,500 per director (or employee) per calendar year. In 2011, the Spectra Energy Foundation made matching charitable contributions on behalf of each of Messrs. Adams, Anderson, Esrey and Hamilton of up to $7,500.

Expense Reimbursement and Insurance. The Company reimburses outside directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines that establish a target level of ownership of the Company’s common stock (or common stock equivalents) of 10,000 shares. The target level for the Chairman of the Board is 15,000 shares. Directors are required to satisfy the ownership target within five years after becoming subject to the policy. At the end of 2011, the targeted ownership level had been met by all directors, except for Mr. Alvarado who is on track to reach the targeted ownership level within the five-year period.

The following table describes the compensation earned during 2011 by each individual who served as a non-employee director during 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
A. Adams	111,000	90,000	—	—	7,500	208,500
J. Alvarado	44,000	75,000	—	—	—	119,000
P. Anderson	91,999	90,000	—	—	7,500	189,499
P. Carter	90,000	90,000	—	—	—	180,000
F. Comper	96,000	90,000	—	—	—	186,000
W. Esrey	321,500	90,000	—	—	6,410	417,910
P. Hamilton	125,000	90,000	—	—	1,500	216,500
D. Hendrix	99,333	90,000	—	—	—	189,333
M. McShane	114,666	90,000	—	—	—	204,666
J. Netherland	92,000	90,000	—	—	—	182,000
M. Phelps	106,000	90,000	—	—	—	196,000

(1)	This column reflects the aggregate grant date fair value of the stock awarded computed in accordance with FASB ASC Topic 718.
(2)	This column reflects matching charitable contributions made pursuant to the Spectra Energy Foundation Matching Gifts Program, which matches contributions made by our directors to qualifying institutions up to $7,500 per director.

The value of all perquisites and other personal benefits or property received by each director in 2011 was less than $10,000 and is not included in the above table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of January 31, 2012, the amount of our common stock beneficially owned by the directors, the executive officers listed in the Summary Compensation Table under “Executive Compensation” below (referred to as the Named Executive Officers), and by all directors and executive officers as a group. In addition, the table shows the number of common units of Spectra Energy Partners, LP, or SEP, beneficially owned by such individuals. SEP is a publicly traded master limited partnership of which we own approximately 64% of the outstanding equity interests.

Name or Identity of Group	Number of Shares Held	Number of Shares Acquirable within 60 days	Total Shares Beneficially Owned	Percent of Class	Total Units of SEP Beneficially Owned
Dorothy M. Ables	69,813	58,862	128,675	*	4,353
Austin A. Adams	37,390	—	37,390	*	909
Joseph Alvarado	2,819	—	2,819	*	—
Paul M. Anderson	105,188	64,400	169,588	*	—
Pamela L. Carter	19,013	—	19,013	*	720
F. Anthony Comper	21,435	—	21,435	*	348
Gregory L. Ebel(1)	47,761	86,643	134,404	*	4,766
William T. Esrey	25,055	44,185	69,240	*	909
Peter B. Hamilton	20,963	—	20,963	*	909
Alan N. Harris	48,909	99,814	148,723	*	1,500
Reginald D. Hedgebeth	9,218	—	9,218	*	—
Dennis R. Hendrix	269,147	—	269,147	*	13,709
Michael McShane	14,846	—	14,846	*	—
Joseph H. Netherland	17,794	—	17,794	*	—
Michael E. J. Phelps	73,227	10,174	83,401	*	909
J. Patrick Reddy	11,183	34,520	45,703	*	—
Directors and executive officers as a group	793,761	398,598	1,192,359	*	29,032

*	Represents less than 1%.
(1)	A portion of Mr. Ebel’s account was distributed to his former spouse pursuant to an agreed divorce settlement.

The following table lists the beneficial owners of 5% or more of our outstanding shares of common stock as of February 14, 2012. This information is based on the most recently available reports filed with the SEC.

	Shares of common stock
Name and Address of Beneficial Owner	Beneficially Owned	Percentage
Barrow, Hanley, Mewhinney & Strauss, LLC (1)	36,939,968	5.68%
2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761

T. Rowe Price Associates, Inc. (2)	38,444,254	5.90%
100 E. Pratt Street, Baltimore, Maryland 21202

BlackRock, Inc. (3)	35,874,624	5.52%
40 East 52nd Street, New York, New York 10022

(1)	According to the Schedule 13G filed on February 10, 2012 by Barrow, Hanley, Mewhinney & Strauss, LLC, these shares are beneficially owned by its clients, and it has sole voting power with respect to 6,582,026 shares, shared voting power with respect to 30,357,942 shares, and sole dispositive power with respect to all of these shares.
(2)	According to the Schedule 13G/A filed on February 14, 2012 by T. Rowe Price Associates, Inc., these shares are beneficially owned by its clients, and it has sole voting power with respect to 12,064,908 shares and sole dispositive power with respect to 38,379,354 shares.
(3)	According to the Schedule 13G/A filed on February 8, 2012 by BlackRock, Inc., these shares are beneficially owned by its clients, and it has sole voting power and sole dispositive power with respect to all of these shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.spectraenergy.com/investors/governance.

The Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed the Company’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence from Spectra Energy and its subsidiaries, and has discussed with the Audit Committee the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Spectra Energy’s 2011 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee

Peter B. Hamilton (Chair)

Austin A. Adams

William T. Esrey

Michael McShane

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Michael E. J. Phelps (Chair)

Pamela L. Carter

F. Anthony Comper

Dennis R. Hendrix

Joseph H. Netherland

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the design and purpose of our compensation programs applicable to our officers listed in the Summary Compensation Table. We refer to these officers as our Named Executive Officers. They include Mr. Gregory L. Ebel, President and Chief Executive Officer; Mr. J. Patrick Reddy, Chief Financial Officer; Mr. Alan N. Harris, Chief Development and Operations Officer; Mr. Reginald D. Hedgebeth, General Counsel; and Ms. Dorothy M. Ables, Chief Administrative Officer.

Executive Summary

Our executive compensation programs are designed to attract and retain the highest quality executives in order to implement our strategy. Our strategy is aimed at providing safe and reliable operations while generating opportunities for profitable growth and being responsive to our customers. At the same time, the nature of our business is capital intensive and, therefore, key parts of our strategy are to be able to regularly access capital on terms that are advantageous and to deploy capital effectively to maintain and grow our business. We keep these strategies in mind in designing our compensation programs and successful strategy execution should result in enhanced shareholder value.

Each year the Compensation Committee establishes financial and operational objectives for each Named Executive Officer which, if realized, it believes will assist in achieving our strategic goals. If the objectives set by the Compensation Committee are not realized, our compensation programs are designed to reduce compensation below targeted payouts. Alternatively, in the event we exceed our objectives, these plans are designed to compensate above targeted amounts.

To achieve these objectives, we design compensation opportunities for executives based on the following principles:

•

Compensation programs should be established in a way which will support the accomplishment of the Company’s strategic goals (safe and reliable operations, customer responsiveness, profitable growth opportunities and efficient access to, and use of, capital).

•

Compensation opportunities should be aligned with the interests of shareholders, and incentive programs should be designed in consideration of their impact on shareholders both immediately and in the long-term.

•

Compensation opportunities as measured by the sum of salary, cash incentive target and the targeted value of long-term compensation awards should be sufficiently competitive (as measured in relation to the median of the markets for which we compete for executives) to attract, retain and incentivize our executives.

•	The majority of compensation available for our Named Executive Officers should be contingent on the attainment by the Company of both short-term and long-term performance measures.

•	Fringe benefits, perquisite programs and other forms of indirect compensation programs should be minimized.

Overview of 2011 Company Performance

Our 2011 annual results reflected solid earnings and strong performance from our businesses. The strong earnings and performance results that we delivered in 2011, combined with future growth opportunity, led our Board to approve an almost 8% increase in our quarterly dividend effective in the fourth quarter to $0.28 per share, or $1.12 annually. Our ongoing earnings per share (EPS) increased by 13% from 2010 to $1.77, which was also 7% above our 2011 short-term incentive target under our Short-Term Incentive Plan. Successful execution of our 2011 expansion projects allowed us to continue to achieve aggregate returns in excess of our targeted

10%-12% return on capital employed (ROCE) range under our Short-Term Incentive Plan, having invested approximately $1.9 billion of capital and investment expenditures, including approximately $1.1 billion of expansion capital expenditures. We delivered earnings before interest and taxes (EBIT) and ROCE that exceeded our targeted amounts under our 2011 Short-Term Incentive Plan as well as matched or exceeded targets for our safety and operational results. Therefore, the 2011 Short-Term Incentive Plan payouts were awarded to our Named Executive Officers at a range of 132% to 136% of target amounts. Please see “—2011 Compensation Opportunities—Short-Term Incentives” for a discussion of how we set our target levels. Finally, our total shareholder return (TSR) for the past three years was at the 69th percentile of the 19 peer companies in our LTI Peer Group. Please see “—2011 Compensation Opportunities—Long-Term Incentives” for a discussion of how we set our LTI Peer Group and target levels.

2011 Compensation Program

Providing safe and reliable operations is a foundational strategy of our business. The Compensation Committee believes it is important to measure safe and reliable operations in the short-term, as this benefits the Company and shareholders in the long-term. The Compensation Committee also believes it is important to link compensation opportunities for our executives to our stock performance over the long-term. Therefore, the Compensation Committee increased the linkage between compensation incentive opportunities and providing safe and reliable operations in the short-term and shareholder return in the long-term. To that end, we placed increased emphasis on operational measures for short-term cash incentives and on TSR performance for long-term incentives.

Short-term cash incentives available to our Named Executive Officers depend upon attaining corporate financial and operational goals that we believe are in line with our strategic objectives and shareholders’ interests. Specifically, 75% of the short-term cash incentives are based upon targets for our EPS, EBIT and ROCE of our core businesses. The remaining 25% is based upon achieving operational, safety and capital project objectives. We have structured our short-term incentive program in this manner to provide substantial incentives to reach short-term strategic objectives that are aligned with our long-term strategic plan. We discuss the reasons for choosing these measures of performance in greater detail under “—2011 Compensation Opportunities—Short-Term Incentives.”

In addition, a substantial portion of the compensation opportunities for our Named Executive Officers consists of long-term equity based incentives that are designed to both align our executives’ interests with our shareholders’ long-term interests and provide meaningful retention incentives. Long-term incentive grants made to our Named Executive Officers which vest based on TSR were increased from 50% to 60% and the remainder are subject to vesting requirements at the end of three years. Please see “—2011 Compensation Opportunities—Long-Term Incentives” for a more detailed discussion.

In an advisory vote held at the 2011 Annual Meeting, our shareholders approved the compensation earned by our Named Executive Officers with a vote of 96% in favor. In view of the strong support the executive compensation program received from our shareholders at the 2011 Annual Meeting, the Compensation Committee did not make significant changes in the principal features of the executive compensation program during the 2011 fiscal year.

Committee Overview

Our Compensation Committee is comprised of Mr. Michael E. J. Phelps (Chair), Ms. Pamela Carter, Mr. F. Anthony Comper, Mr. Dennis R. Hendrix and Mr. Joseph H. Netherland. The Compensation Committee operates under a written charter adopted by the Board. The charter is available to view at www.spectraenergy.com/investors/governance.

The fundamental responsibilities of the Compensation Committee are to: (1) establish and review our overall compensation philosophy as it applies to the compensation of our executives; (2) review and approve corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluate our Chief Executive Officer’s performance in light of those goals and objectives; (3) review and approve the annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits of our Chief Executive

Officer and other executive officers; (4) review and approve any employment or severance agreement entered into with an executive officer; (5) approve equity grants under Spectra Energy’s Long-Term Incentive Plan; (6) approve changes to our compensation program; (7) review and recommend to the Board the compensation of non-employee directors; and (8) review and discuss with management our disclosures related to compensation.

Each member of the Compensation Committee is an independent director and has either served on other public company compensation committees or as the senior executive of a business unit. Through his or her executive experience for large public companies, each member of the Compensation Committee has had significant responsibility for the design and administration of executive compensation programs. Mr. Phelps has over ten years of experience serving as a member and chairman of the compensation committees of the Canadian Imperial Bank of Commerce, Canadian Pacific Railways Company, Fairborne Energy Ltd. and Prodigy Gold Incorporated. In addition, Mr. Phelps served as the Chairman, President and Chief Executive Officer of Westcoast Energy Inc. prior to its acquisition by a predecessor of Spectra Energy. Ms. Carter has served as President of two business units at Cummins Inc., a global manufacturer of diesel engines and related technologies. Mr. Comper is the retired President and Chief Executive Officer of BMO Financial Group, one of the largest banks in North America. Mr. Hendrix previously served on the compensation committee of Newfield Exploration Company as well as the Chairman, President and Chief Executive Officer of PanEnergy Corp, a predecessor of Spectra Energy. Mr. Netherland is the retired Chairman of FMC Technologies, Inc. and currently serves on the boards and compensation committees of Newfield Exploration Company and Tidewater, Inc.

Compensation Committee Interclocks and Insider Participation

None of the members of our Compensation Committee (whose names appear under “—Report of the Compensation Committee” above) is or has been an officer or employee of Spectra Energy. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Committee Meetings

It is expected that the Compensation Committee will meet as often as is necessary to perform its duties and responsibilities. In 2011, the Compensation Committee met 5 times.

The Chair of the Compensation Committee works with management to establish the meeting agenda. The Compensation Committee receives and reviews materials in advance of each meeting including information that management believes will be helpful to the Compensation Committee as well as materials the Compensation Committee has specifically requested. In 2011, these materials addressed matters such as (1) the competitiveness of executive compensation programs based on market data; (2) total compensation provided to executives; (3) trends and legislative activity in executive compensation and/or benefits; (4) executive stock ownership levels; and (5) corporate financial and operational performance compared to predetermined objectives. Our Chief Executive Officer and other members of management may attend Compensation Committee meetings, as invited. The Compensation Committee also meets in executive session without the presence of management or its consultant.

Committee Advisors

Since 2007, the Compensation Committee has retained ExeQuity, LLP as its independent compensation consultant. ExeQuity reports directly to the Compensation Committee with respect to matters related to executive compensation, best practices and analysis of meeting materials prepared by management. ExeQuity generally confers with the Chair of the Compensation Committee and the Compensation Committee itself independently of management and discusses compensation matters with management on a limited basis at the direction of the Compensation Committee. In addition, ExeQuity meets with the Compensation Committee in executive session without the presence of management following each meeting. ExeQuity performs no other services for the Company other than its services as independent consultant to the Compensation Committee.

In 2011, ExeQuity reviewed materials provided to the Compensation Committee by management, consulted with the Chair prior to meetings regarding agenda items and attended meetings of the Compensation Committee.

Management’s Role in the Compensation-Setting Process

Members of our management, including our Chief Executive Officer, participate in various aspects of the compensation setting process including:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities;

•	compiling, preparing and distributing materials for Compensation Committee meetings, including market data;

•	recommending performance targets and objectives; and

•	evaluating employee performance, other than the performance of our Chief Executive Officer, whose performance is reviewed by the independent members of the Board.

In developing its recommendations regarding compensation, management engages the consulting services of Towers Watson. Towers Watson may be asked to attend the Compensation Committee meetings from time to time to discuss research and reports prepared at management’s request.

Elements of the Compensation Program

The objective of our compensation program is to link total compensation to both individual and company performance, on both a short-term and long-term basis, with significant percentages of potential earning opportunities based on the achievement of predetermined performance targets. As such, our compensation program is a valuable tool that assists us in attracting, retaining and incentivizing well qualified executives.

The following table sets forth the principal components of compensation for our Named Executive Officers:

Component	Description	Rationale
Salary	Compensation paid in cash throughout the year.	Provides compensation for performing day-to-day responsibilities.

Short-Term Incentive	Annual cash payment based on the achievement of defined financial and operational performance goals.	Makes significant percentage of cash compensation contingent on specific financial targets and operational performance objectives. These objectives are considered to be appropriate measures of the business imperatives that are necessary to build a solid record of financial success and operational excellence.

Long-Term Incentive	Performance share units and phantom units awards.	Rewards long-term Company performance, aligns the interests of executives with those of shareholders, creates equity ownership and provides a retention incentive.

Retirement	Company sponsored retirement and savings plans.	Provides retention incentives. Rewards service through retirement-related payments and provides savings opportunities.

Severance	Change of control agreements that provide benefits upon termination following a change of control of the Company.	Promotes management continuity and focus on best results for shareholders in the event of a change of control of the Company.

Factors Considered When Determining Total Compensation

Group Comparison. The Compensation Committee sets salaries and short-term and long-term incentive target levels based in part on what it believes to be the market median of compensation available to our executives in the market. The market for highly talented executives is competitive, and we believe our success depends on our ability to attract and retain executives who are incentivized through our compensation programs to successfully execute our short-term and long-term objectives. We believe that our hiring objectives cannot be achieved unless we offer compensation opportunities that are competitive in the marketplace. Accordingly, we use comparable market median data as a starting point for determining the adequacy of the compensation opportunities that we provide to our executives.

We would prefer to define the market median based on the practices of a sizeable peer group of companies with market capitalization and revenues comparable to ours and with lines of business that are similar to ours. However, there is not a sufficient number of companies comparable to us in size, market capitalization and lines of business to comprise such a peer group. Therefore, in setting compensation targets, which we discuss in more detail below, the Compensation Committee takes into consideration (1) information from the public filings of companies that are representative of companies in our markets that compete with us for executive talent, which we refer to as the Compensation Peer Group, and (2) data from published survey sources. Companies included in the Compensation Peer Group are listed below.

Compensation Peer Group

CenterPoint Energy	Dominion Resources	DTE Energy

El Paso Corp.	Enbridge, Inc.	EQT Corporation

National Fuel Gas Co.	NiSource	ONEOK, Inc.

Questar Corp.	Sempra Energy	Southern Union Company

TransCanada Corp.	Williams Companies

The Compensation Committee also considers trends in the broader market that are extracted from general industry survey data. Specifically, the Compensation Committee has chosen to use the Towers Watson Compensation Data Base© General Industry Survey as a source of market information because the Compensation Committee believes that the survey provides a reliable indication of compensation practices in companies that are comparable in size to ours as measured by revenue.

External Market Conditions and Individual Factors. In addition to using benchmark survey data, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each Named Executive Officer. Some of these factors include the executive’s performance, level of experience, tenure and responsibilities and position, in addition to competitive pressures for that position within the industry, economic developments, the condition of labor markets and the financial and market performance of the Company. To assist in its evaluation, the Compensation Committee uses tally sheets that assign a dollar amount to each of these elements and outline the detailed aspects of an executive’s historical and proposed compensation. Finally, the Compensation Committee considers internal equity when evaluating the compensation of our Named Executive Officers relative to one another.

Risk Assessment of Total Compensation. The Compensation Committee reviews the alignment of the executive compensation program components with the interests of our shareholders, in addition to market factors. The overall compensation mix of short-term and long-term compensation opportunities for our executives, as well as the components of these incentive opportunities, are balanced to mitigate undue risk and promote the health of the Company. In addition, our total incentive opportunities have a greater emphasis on the long-term to drive long-term decisions. In our short-term program, no single measure is greater than 30% of a Named

Executive Officer’s targeted award. The short-term measures balance the importance of generating short-term earnings with the efficiency and effectiveness of our employed capital. Sixty percent of each executive’s long-term opportunity is contingent on the performance of our stock relative to our peers, and stock ownership levels are required by each executive, which provides continued alignment to encourage the long-term growth of the Company.

2011 Compensation Opportunities

The base salary, short-term incentive opportunity and long-term incentive opportunity established for each of our Named Executive Officers are intended to provide total target compensation in the range of the market median for individuals in comparable positions and markets in which we compete for executive talent. For 2011, the total target pay opportunity was at the market median for our Named Executive Officers. Consistent with our objectives, 80% of our Chief Executive Officer’s and 68% of all other Named Executive Officers’ total pay opportunity was in the form of short-term and long-term incentives. The following shows the percentage distribution of total target compensation for our Chief Executive Officer and for the other Named Executive Officers.

The following table shows the 2011 target direct pay opportunities for our Named Executive Officers.

2011 Target Pay Opportunity

Name	Salary	Short-Term Incentive Target Opportunity (as a % of Base Salary)	Long-Term Incentive Target Opportunity (as a % of Base Salary)	Total Target Pay Opportunity
Gregory L. Ebel	$1,015,000	100%	300%	$5,075,000
J. Patrick Reddy	$555,000	75%	155%	$1,831,500
Alan N. Harris	$530,450	75%	155%	$1,750,485
Reginald D. Hedgebeth	$504,700	65%	150%	$1,589,805
Dorothy M. Ables	$422,500	65%	125%	$1,225,250

Salary and Total Pay Opportunity. At the end of 2010, the Compensation Committee considered whether adjustments to salaries were appropriate and adjusted salaries of the Named Executive Officers based upon job responsibilities, level of experience, individual performance, and comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The Compensation Committee also reviewed the total target pay opportunities for our executives to evaluate whether such opportunities are competitive with levels that our executives could earn at companies with whom we compete for talent. The Compensation Committee approved all salary adjustments for executive officers.

For 2011, the largest base salary adjustment of 8% was made to Mr. Reddy’s compensation primarily due to market demand for individuals in similar positions to provide a compensation package that is consistent with market levels. Messrs. Ebel, Harris and Hedgebeth and Ms. Ables received merit increases from 3% to 4% to maintain salaries consistent with those available in the marketplace. All incentive opportunities remained consistent with 2010 incentive levels, with the exception of increases provided to Mr. Ebel and Ms. Ables. Mr. Ebel’s long-term target opportunity was increased from 250% to 300% and Ms. Ables’ short-term target opportunity was increased from 60% to 65%. Both increases were provided to align with market competitive levels. Please see “—Compensation of the Chief Executive Officer” for a detailed discussion of Mr. Ebel’s compensation.

Short-Term Incentives. Short-term incentive opportunities, established under the Spectra Energy Executive Short-Term Incentive (STI) Plan for 2011, were designed to compensate executives for our financial and operational performance during the year based on goals set at the beginning of the year, and for overall individual performance during the year. Threshold, target and maximum incentive opportunities for each participant in the STI Plan during 2011 were established as a percentage of base salary. Incentives were earned based on the level of achievement of corporate financial and operational goals as determined by the Compensation Committee, with the Compensation Committee having discretion to adjust payments based on assessments of individual performance. Target STI awards expressed as a percentage of base annual salary for our Named Executive Officers in 2011 are reflected in the 2011 Target Pay Opportunity table above.

Under guidelines adopted for the 2011 STI program, the Compensation Committee set a limitation on 2011 short-term incentive payments for executives equal to 200% of the amount of their STI target. In order to meet requirements of deductibility under Section 162(m) of the Internal Revenue Code, the annual incentives are payable at maximum to the extent any one of the Spectra Energy, Spectra Energy Transmission or business unit financial goals achieve threshold performance. The Compensation Committee then applies negative discretion to determine actual payments by reducing awards through the application of the framework described below in conjunction with actual performance against the Company’s financial and operational measures and consideration of individual performance.

The maximum that could be earned for performance on financial or operational measures was 200% of target. The amount that could be paid for performance at a specified minimum level for any measure was 50% of the target amount. 100% of the target amount would be paid for performance at the target level. No compensation was to be earned if performance fell below a specified minimum level.

As shown in the following table, STI payments for our Named Executive Officers were based on the achievement of financial and operational objectives related to management responsibilities for the Company, including the Company’s EPS, EBIT and ROCE of Spectra Energy Transmission, with an additional review based on an overall assessment of individual performance during the year.

2011 Target STI Payment Measures

Measures	Percentage
Spectra Energy Ongoing EPS	30%
Spectra Energy Transmission EBIT	25%
Spectra Energy Transmission ROCE	20%
Environmental, Health and Safety Scorecard	10%
Operational and Capital Project Scorecard	15%

Ongoing EPS was used as a measure because we believe that it is one of the primary measures used by the investment community in valuing the Company. We define this measure as earnings per share adjusted for the per-share impact of discontinued operations and certain charges and credits which we believe will not be recurring on a regular basis. As shown below, the actual 2010 EPS result was $1.57 and the EPS target for 2011 is set at $1.65, which is $0.23 above the 2010 target and $0.08 above 2010 actual results. The EPS target for 2011 was based on higher forecasted earnings due to new projects being placed in service. The EPS amount corresponding to the payout maximum was set at $1.90, or 15% above the target, and was judged to be an earnings level that was possible if financial performance was far superior to our original expectations.

Spectra Energy Transmission EBIT was used as a measure of the effectiveness of the core business’s ability to generate earnings without considering interest or taxes and excluding our joint venture, DCP Midstream, LLC (“DCP Midstream”). The effects of changes in commodity prices and 45% of the effect of exchange rate fluctuations in Canadian currency were excluded from the calculation of EBIT in an attempt to make this measure a clear gauge of the performance of our three core business units. Target performance was set at a level that matched our corporate forecasts. Maximum payout level was set at a level judged to be difficult to achieve, and a minimum payout was set at a level considered to be the lowest level of performance that would justify a reduced payout.

Spectra Energy Transmission ROCE was used as a measure because it reflects the efficiency and effectiveness of capital deployment in our core business. Our business is capital intensive and depends on the effective execution of our pipeline projects. Our ability to achieve our targeted returns on these projects is vital to the success of our business. We define this measure as our EBIT (excluding results from DCP Midstream) divided by our annual average total debt plus equity minus cash on hand and our investment in DCP Midstream. Target performance was set at a level consistent with corporate forecasts. Similar to other measures, maximum and minimum performance were set, respectively, at levels deemed by the Compensation Committee to be significant challenges or minimally acceptable.

Given the importance of safe and reliable operations, two scorecards were designed to provide alignment and a common culture in all our field and office locations. The first scorecard is the Environmental, Health and Safety Scorecard, which consists of several industry leading and lagging indicators that promote leadership, continuous improvement and a culture of zero injury. To promote leadership in enhancing a safety culture, safety action plans were developed by all management employees. The importance of a zero injury culture was emphasized in two areas: our people and our environment. First, with a focus on our people, showing measured improvement in the areas of recordable employee and contractor injury frequency rates and vehicle incident frequency rates. Second, with a focus on the physical environment in which we operate, ensuring corrective actions and root cause analyses are developed for recordable incidents, increased reporting of non-recordable incidents and minimized impacts on our environment. Annual targets in these areas are set to achieve incremental improvement in performance over prior years’ results.

The second scorecard is the Operational and Capital Project Scorecard, which consists of several goals to ensure effective management of capital expansion projects and efficient operations. These measures consisted of meeting budgeted capital expenditures, achieving budgeted internal rates of return on these projects, effectively managing operational and maintenance costs, measuring the reliability of our compressor stations and processing plants’ performance and maintaining the integrity of our pipelines.

Determination of 2011 Short-Term Incentive Payments

At the end of the 2011 cycle, management prepared a report on the achievement of financial and operational goals. These results were reviewed and approved by the Compensation Committee in February 2012 along with any proposed adjustments based on individual performance for each Named Executive Officer. For the Named Executive Officers other than our Chief Executive Officer, our Chief Executive Officer’s recommendation of any adjustments based on individual performance were reviewed by the Compensation Committee, which then approved the final performance results and payment of incentives. In the case of our Chief Executive Officer, results on financial and operational objectives and individual performance were reviewed and approved by the Compensation Committee prior to payment of his annual short-term incentive.

The amounts set forth below show the target amounts for achieving the threshold, target and maximum levels established for each financial goal as well as the actual result. For each category, achievement of the threshold, target and maximum amounts would result in the payment of 50%, 100% and 200%, respectively, of the target level. For instance, the short-term incentive payment for an executive associated with our EPS results was calculated as 30% of such executive’s target cash incentive opportunity multiplied by the actual percentage achieved, which was 148.00%.

Measures	Threshold	Target	Maximum	Actual	Percentage Achieved
Spectra Energy Ongoing EPS	$1.45	$1.65	$1.90	$1.77	148.00%
Spectra Energy Transmission ROCE	10.6%	11.0%	11.8%	11.5%	162.50%
Spectra Energy Transmission EBIT (in millions)	$1,683	$1,744	$1,866	$1,796.1	142.70%

The Environmental, Health and Safety Scorecard achieved a payout percentage of 123.90% and the Operational and Capital Project Scorecard achieved a payout percentage of 123.00%.

The following table is a summary of the awards made to each of our Named Executive Officers:

2011 STI Awards

Name	Short-Term Incentive Award	Actual Payout as a Percent of Target Short-Term Incentive Award
Gregory L. Ebel	$1,344,379	132%
J. Patrick Reddy	$552,117	133%
Alan N. Harris	$527,531	133%
Reginald D. Hedgebeth	$446,956	136%
Dorothy M. Ables	$374,161	136%

Long-Term Incentives. We provide long-term incentive opportunities to our executive officers to achieve an alignment of executive and shareholder interests and incentivize executives to achieve strategic goals that will maximize long-term shareholder value.

2011 Long-Term Incentive Program. The Compensation Committee decided that our long-term incentive program would consist of performance share unit awards that vest when certain specific performance goals are achieved in combination with phantom units that vest over a three-year period. We believe that the combination of these two forms of awards is an effective means of creating a focus on returns to shareholders and retaining our executive talent in a competitive market.

For 2011, the weighting of the performance share unit awards was increased from 50% to 60% of the target value of annual long-term compensation and these units are earned based on how we perform relative to a group of energy companies over a three-year period. Companies in our Long-Term Incentive (LTI) Peer Group are listed below.

LTI Peer Group

Ameren Corp.	CenterPoint Energy	Consolidated Edison

Dominion Resources	DTE Energy	El Paso Corp.

Enbridge, Inc.	EQT Corporation	NiSource

National Fuel Gas Co.	ONEOK, Inc.	PG&E Corp.

Public Service Enterprise Group	Questar Corp.	Sempra Energy

Southern Union Company	TransCanada Corp.	Williams Companies

Xcel Energy

The LTI Peer Group of 19 companies is not entirely the same as the compensation reference group discussed above for two reasons:

•	In discussions with its consultant, the Compensation Committee decided that the Compensation Peer Group is not large enough to develop a reliable long-term measure of relative corporate performance.

•

The groups serve two different purposes. The Compensation Peer Group provides an informal benchmark of compensation practices of companies with which we compete for executive talent, while the LTI Peer Group provides a measure of our performance compared to companies with which we compete for capital.

The performance share unit awards generally vest only to the extent our TSR for our common stock is achieved over a three-year measurement period, as compared to the LTI Peer Group, in accordance with the percentages outlined in the following table:

Relative TSR Performance Results	Percent Payout of Target Performance Share Units
80th Percentile or Higher	200%
50th Percentile (Target)	100%
30th Percentile	50%
Below 30th Percentile	0%

The Compensation Committee approved these payout levels after a review of similar plans in place by many of the companies in the LTI Peer Group, a review of the historical returns of the LTI Peer Group and indices that track energy company performance, and after consultations with our outside compensation advisors. Once earned, half of the performance share units will be converted to shares of Spectra Energy common stock and half will be paid out in cash, based on the fair market value of Spectra Energy common stock at the time of vesting. The payout design is intended to provide for stock accumulation while also allowing for investment diversification.

Phantom units comprise the remaining 40% of annual long-term compensation grant value. These units will vest at the end of three years at which time they will be converted to shares of our common stock. Dividend equivalents accumulated from the date of grant will be paid in cash on the number of performance share units and phantom units at the time the units vest. We believe that, at this time, the long-term incentive program should place more emphasis on our performance relative to the LTI Peer Group while still providing an appropriate level of retention incentive.

For determining the number of performance share units and phantom units granted, the target values are based on Towers Watson’s expected life lattice model. Therefore, adjustments were made to reflect the assessment of risk associated with the related performance and time vesting conditions, resulting in a discount to 81% and 86.73% for performance share units and phantom units, respectively. The table below shows long-term incentive awards granted to our Named Executive Officers in 2011:

Name	Expected Value of LTI/Equity Grants (as a % of Base Salary)	Number of Target Performance Share Units Granted	Number of Phantom Units Granted
Gregory L. Ebel	300%	86,500	53,900
J. Patrick Reddy	155%	24,400	15,200
Alan N. Harris	155%	23,400	14,500
Reginald D. Hedgebeth	150%	21,500	13,400
Dorothy M. Ables	125%	15,000	9,300

Determination of 2009-2011 Performance Share Unit Awards. The 2009 performance unit cycle commenced on January 1, 2009 and ended on December 31, 2011. At the time these units were awarded, our share price was $14.47. We have been consistent in granting the appropriate number of units to deliver targeted values to our executives. Therefore, the number of shares granted in 2009 is higher than those granted in prior or subsequent years for similar values.

The performance share units vest based on our TSR for the three-year period as compared to the TSR for companies in our LTI Peer Group, which is the same LTI Peer Group used for the 2011 awards listed above. Our TSR for the three-year period was 124.29% which is at the 69.3 percentile of the LTI Peer Group. This results in a payout percentage of 164.33%. The following table lists the resulting number of 2009-2011 performance shares that vested and the amount of associated dividend equivalents:

Name	Vested Performance Share Units	Dividend Equivalent Payment
Gregory L. Ebel	148,883	$460,048
J. Patrick Reddy	54,229	$167,568
Alan N. Harris	54,229	$167,568
Reginald D. Hedgebeth	54,558	$168,584
Dorothy M. Ables	32,374	$100,036

Retirement and Other Benefits. We provide our executives with retirement benefits under the Spectra Energy Retirement Savings Plan, the Spectra Energy Executive Savings Plan, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy Executive Cash Balance Plan. The Compensation Committee has determined that, based on market surveys, these plans are comparable to the benefits provided by our peers and provide an important tool for attracting and retaining our executives. Please refer to “Executive Compensation” for disclosure of the amounts paid to our Named Executive Officers under these plans.

The Spectra Energy Retirement Savings Plan, a “401(k) plan,” is generally available to all employees in the United States. The plan is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax- deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the Spectra Energy Retirement Savings Plan are determined by reference to investment choices (including a Spectra Energy common stock fund) selected by each participant.

The Spectra Energy Executive Savings Plan enables executives to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code that apply to qualified retirement plans such as the Spectra Energy Retirement Savings Plan. Earnings on amounts credited to the Spectra Energy Executive Savings Plan are determined by reference to investment choices similar to those offered under the Spectra Energy Retirement Savings Plan.

The Spectra Energy Retirement Cash Balance Plan provides a defined benefit for retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Spectra Energy Executive Cash Balance Plan provides executives with the retirement benefits to which they would be entitled under the Spectra Energy Retirement Cash Balance Plan if the limits contained in the Internal Revenue Code did not exist.

Perquisites and Personal Benefits. At the direction of the Board, Mr. Ebel uses the Company aircraft for personal travel in limited circumstances, primarily for business efficiency. Mr. Ebel’s family and guests may accompany him on personal trips. Other executive officers are not allowed to initiate personal trips on corporate or charted aircraft. However, officers are permitted to invite their spouses or guests to accompany them on business trips when space is available. When the executive officer’s use of aircraft or a guest’s travel does not meet the Internal Revenue Service’s (IRS) standard for business use, the cost of that travel is imputed as income to the officer even though such travel may not have resulted in incremental cost to the Company.

Severance. The Compensation Committee believes that change in control severance arrangements serve shareholders’ best interests by diminishing the potential distraction of the executives created by the personal uncertainties and risks that may affect our executives’ focus in the context of a potential corporate restructuring or change in control transaction. These protections also help assure continuity of management in the event of certain corporate transactions.

The Compensation Committee believes that, while change in control severance agreements are a necessary element of the compensation program, executives should not be unduly enriched if and when the agreements are triggered. Accordingly, each Named Executive Officer has entered into an agreement with the Company that defines the circumstances under which severance benefits would be paid. In 2011, terms of these agreements were reviewed to ensure compliance with Section 409A of the Internal Revenue Code and minor modifications were made to these agreements; however, no change was made to potential payments or benefits provided under the agreements. The terms of these agreements were approved by the Compensation Committee after consultation with our outside compensation consultants and outside counsel and include the provisions listed below, which the Compensation Committee considered to be sufficient to achieve its objectives. See also— “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control.”

•	Agreements are only triggered if there is a change in control of the Company and a qualifying termination of employment. This feature is commonly called a “double trigger.”

•	Cash severance benefits are limited to two times annual salary plus two times annual target cash incentive.

•	Medical, dental and life insurance are continued during the two years following severance.

•	Provides for a lump sum payment for company savings plan and pension plan contributions.

•

There is no provision to gross-up excise taxes that may be triggered under Section 4999 of the Internal Revenue Code; however, severance payments may be reduced to a level that does not trigger the excise tax if the executive’s net after-tax benefits are greater than if severance benefits were not reduced, and the excise tax was triggered.

•	Executives are subject to certain non-competition and non-solicitation provisions.

Compensation of the Chief Executive Officer

Mr. Ebel was promoted to the position of President and Chief Executive Officer, effective January 1, 2009. The Compensation Committee brought Mr. Ebel’s compensation to market levels over a two-year period. In determining his 2011 total compensation opportunity (the sum of his annual base salary, his annual cash incentive target and the target value of his annual long-term incentive grant), the Compensation Committee reviewed Mr. Ebel’s performance, the Company’s performance, market survey data and Compensation Peer Group data. Based on this information, the Compensation Committee deemed it appropriate to increase his base salary by 4% and increase his long-term incentive opportunity from 250% to 300%. This resulted in his total compensation opportunity maintaining competitiveness with the median of compensation for CEOs of the Compensation Peer Group, with an emphasis on the long-term component of this compensation package.

Other Compensation Policies

Stock Ownership Policy. We have adopted a stock ownership policy for outside directors, executive officers and other key employees who receive long-term incentives. We believe that our executives and outside directors should be required to own shares of Spectra Energy in order to establish an alignment between their interests and the interests of shareholders. Each director and employee subject to the policy is required to satisfy the ownership target within five years after becoming subject to the policy. To reinforce the importance of stock ownership, an employee who is subject to the policy and who does not achieve his or her ownership target by the applicable date will become ineligible for future long-term incentives unless he or she elects to apply all short-term incentive payments to the purchase of our common stock until his or her target ownership level is achieved. In addition, we will deliver shares of stock in lieu of an annual retainer for outside directors who do not achieve the ownership target by the applicable date. The following table sets forth our stock ownership policy for our executive officers and directors. All Named Executive Officers have exceeded their aggregate stock ownership requirement under this policy.

Stock Ownership Policy

Position	Number of Shares
Chairman	15,000
Outside Directors	10,000
President and Chief Executive Officer	200,000
Other Named Executive Officers	70,000
All Other Executives Subject to Guidelines	2,000-30,000

Derivative Transactions. Our stock trading policy applies to transactions in securities that derive their value from our common stock or any of our debt securities. To avoid even the appearance of insider trading, this policy permits trading by our directors and executives in our securities only during a 30-day window following our quarterly or annual earnings release and only after obtaining preclearance from our Chief Executive Officer or general counsel. In addition, because of the inherent potential for abuse, this policy restricts our directors and executives from entering into short swing transactions, short sales or use of derivative securities, hedging transactions or margin accounts when such accounts or transactions relate to our securities.

Tax and Accounting Implications

Deductibility of Executive Compensation: The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. The Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders. For example, phantom units awards described under “Compensation Discussion and Analysis—Elements of the Compensation Plan” received by certain employees may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation: For employee awards, equity classified stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally begins on the date the award is granted through the earlier of the date the award vests or the date the employee becomes retirement eligible. Awards granted to employees that are retirement eligible are deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards is recognized on the date such awards are granted. Liability classified stock-based compensation cost is re-measured at each reporting period and is recognized as expense over the requisite service period. We consider the expenses associated with the grant of options and other long-term incentive awards in granting such awards.

Section 409A

To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we endeavor to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executives receiving such nonqualified deferred compensation to a 20% excise tax.

EXECUTIVE COMPENSATION

This section provides information regarding the compensation of our Named Executive Officers. The table below sets forth compensation of the Named Executive Officers for 2009 through 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Gregory L. Ebel(5)	2011	1,015,000	—	4,193,633	—	1,344,379	986,712	242,610	7,782,334
President and Chief Executive Officer	2010	975,000	—	3,542,592	—	1,628,669	566,702	151,923	6,864,886
	2009	850,000	—	2,467,074	—	926,893	422,958	94,224	4,761,149

J. Patrick Reddy(6)	2011	555,000	—	1,182,836	—	552,117	130,232	92,896	2,513,081
Chief Financial Officer	2010	515,000	—	1,160,830	—	648,811	94,025	63,559	2,482,225
	2009	500,000	82,000	1,198,986	—	458,449	42,228	43,505	2,325,168

Alan N. Harris	2011	530,450	—	1,132,362	—	527,531	215,643	141,893	2,547,879
Chief Development and Operations Officer	2010	515,000	—	1,160,830	—	648,263	138,377	77,654	2,540,124
	2009	500,000	—	899,250	—	462,938	142,589	59,722	2,064,499

Reginald D. Hedgebeth(6)	2011	504,700	—	1,042,423	—	446,956	104,034	73,041	2,171,154
General Counsel	2010	490,000	—	1,069,612	—	531,153	59,877	52,233	2,202,875
	2009	358,077	110,000	1,209,887	—	284,945	21,290	47,947	2,032,146

Dorothy M. Ables	2011	422,500	—	726,006	—	374,161	188,749	56,558	1,767,974
Chief Administrative Officer	2010	410,000	—	746,228	—	403,285	141,527	52,864	1,753,904
	2009	370,500	—	537,533	—	269,889	101,378	42,027	1,321,327

(1)	This column reflects the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718 with respect to performance share units and phantom units awards granted each year. The aggregate dollar amount was determined without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 23 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards. If the performance share units vested at the maximum level, the following represents the maximum value that would be payable on the performance share units granted in 2011, based on the closing stock price of our common stock on the grant date of these awards for Messrs. Ebel, Reddy, Harris, and Hedgebeth and Ms. Ables: $4,484,160, $1,264,896, $1,213,056, $1,114,560, and $777,600, respectively.
(2)	Non-Equity Incentive Plan Compensation column includes amounts payable under the Spectra Energy Executive STI Plan with respect to the 2011, 2010 and 2009 performance periods. Unless deferred, these amounts were paid, respectively, in March 2012, March 2011 and March 2010.
(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the amounts listed below. Figures represent the change in value during the twelve month periods ending December 31 of each year.

	Gregory L. Ebel $	J. Patrick Reddy $	Alan N. Harris $	Reginald D. Hedgebeth $	Dorothy M. Ables $
Change in actuarial present value of accumulated benefit under the Spectra Energy Retirement Cash Balance Plan for the period beginning on January 1, 2011 and ending on December 31, 2011	39,775	24,345	73,544	23,898	65,871
Change in actuarial present value of accumulated benefit under the Spectra Energy Executive Cash Balance Plan for the period beginning on January 1, 2011 and ending on December 31, 2011	307,727	105,887	142,099	80,136	122,878
Change in actuarial present value of accumulated benefit under the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies for the period beginning on January 1, 2011 and ending on December 31, 2011	25,936	—	—	—	—
Change in actuarial present value of accumulated benefit under the Spectra Energy Supplemental Pension Plan for the period beginning on January 1, 2011 and ending on December 31, 2011	613,274	—	—	—	—

Total	986,712	130,232	215,643	104,034	188,749

(4)	All Other Compensation column includes the following for 2011:

	Gregory L. Ebel $	J. Patrick Reddy $	Alan N. Harris $	Reginald D. Hedgebeth $	Dorothy M. Ables $
Matching contributions under the Spectra Energy Retirement Savings Plan	14,700	14,700	14,700	14,700	14,700
Make-whole matching contribution credits under the Spectra Energy Corp Executive Savings Plan	143,920	57,529	56,023	47,451	34,847
Premiums for life insurance coverage provided under life insurance plans	1,710	4,902	4,902	1,045	2,011
Charitable contributions made in the name of the Executive under Spectra Energy’s matching gift policy	5,000	1,350	5,100	2,100	5,000
Personal use of Company aircraft	73,730	14,415	61,168	7,745	—
Tax return preparation services	3,550	—	—	—	—

Total	242,610	92,896	141,893	73,041	56,558

The amounts shown as “Personal use of Company aircraft” reflect the personal use of the Company’s aircraft by the Named Executive Officers. When travel costs did not meet the IRS standard for “business use,” income was imputed to the officer even though such travel may not have resulted in incremental cost to Spectra Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance.

(5)	A portion of Mr. Ebel’s pension value for 2011, 2010 and 2009 was provided in Canadian dollars and that portion of his compensation has been converted to U.S. dollars using the Bloomberg spot rate of $1.0213 on December 31, 2011, $0.998 on December 31, 2010 and $1.0532 on December 31, 2009, respectively.
(6)	In 2009, Mr. Reddy and Mr. Hedgebeth received bonuses upon their respective commencement of employment.

2011 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Ebel			507,500	1,015,000	2,030,000
Gregory L. Ebel	2/22/2011	2/21/2011				43,250	86,500	173,000		$2,796,545
Gregory L. Ebel	2/22/2011	2/21/2011							53,900	$1,397,088
J. Patrick Reddy			208,125	416,250	832,500
J. Patrick Reddy	2/22/2011	2/21/2011				12,200	24,400	48,800		$788,852
J. Patrick Reddy	2/22/2011	2/21/2011							15,200	$393,984
Alan N. Harris			198,919	397,838	795,675
Alan N. Harris	2/22/2011	2/21/2011				11,700	23,400	46,800		$756,522
Alan N. Harris	2/22/2011	2/21/2011							14,500	$375,840
Reginald D. Hedgebeth			164,028	328,055	656,110
Reginald D. Hedgebeth	2/22/2011	2/21/2011				10,750	21,500	43,000		$695,095
Reginald D. Hedgebeth	2/22/2011	2/21/2011							13,400	$347,328
Dorothy M. Ables			137,313	274,625	549,250
Dorothy M. Ables	2/22/2011	2/21/2011				7,500	15,000	30,000		$484,950
Dorothy M. Ables	2/22/2011	2/21/2011							9,300	$241,056

(1)	The awards reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column were granted for the 2011 performance period under the terms of the Spectra Energy Executive STI Plan. The actual amounts paid to each executive under the terms of such plan for 2011 are disclosed in the Summary Compensation Table.
(2)	Awards reflected in these columns were made in units of Spectra Energy common stock and were granted under the terms of the Spectra Energy Corp 2007 Long-Term Incentive Plan, as amended and restated.
(3)	All awards reflected in this column were computed in accordance with FASB ASC Topic 718. The per share full grant date fair value of the phantom units and performance share units granted on February 22, 2011 is $25.92, and $32.33, respectively.

When Duke Energy spun-off its gas businesses to form the Company, equitable adjustments were made with respect to outstanding stock options and other forms of equity awards originally denominated in shares of Duke Energy common stock. All such awards were adjusted into two separate awards, one denominated in shares of Duke Energy common stock and one denominated in shares of our common stock. The number of shares of our common stock distributed to award holders was equal to the number of our shares that a shareholder of Duke Energy common stock would have received effective on the January 2, 2007 spin date (i.e., a ratio of 0.5 shares of our common stock for every one share of Duke Energy common stock). With respect to stock options, the per share option exercise price of the original Duke Energy stock option was proportionally allocated between the two types of stock options taking into account the distribution ratio and the relative per share trading prices following the distribution. The resulting Duke Energy and Spectra Energy awards continue to be subject to the vesting schedule under the original Duke Energy award agreement. For purposes of vesting of options and phantom units and the post-termination exercise periods applicable to the options, continued employment with us is considered to be continued employment with the issuer of the options or shares of phantom units. The adjustments preserved, but did not increase, the value of the equity awards.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory L. Ebel	SE	2,081		$28.87	2/12/2012
	SE	1,450		$26.78	7/1/2012
	SE	4,300		$11.86	2/25/2013
	SE	76,700		$25.64	2/27/2017
						204,200	$6,279,150
								313,400	$9,637,050

J. Patrick Reddy(5)						78,460	$2,412,645	94,800	$2,915,100

Alan N. Harris	SE	2,050		$33.00	1/17/2012
	DUK	4,100		$21.84
	SE	1,350		$32.54	4/1/2012
	DUK	2,700		$21.54
	SE	1,600		$11.86	2/25/2013
	SE	700		$12.52	4/1/2013
	SE	61,900		$25.64	2/27/2017
						66,900	$2,057,175
								92,800	$2,853,600

Reginald D. Hedgebeth(6)						64,300	$1,977,225	85,400	$2,626,050

Dorothy M. Ables	SE	5,250		$33.00	1/17/2012
	DUK	10,500		$21.84
	SE	33,400		$25.64	2/27/2017
						41,600	$1,279,200
								59,600	$1,832,700

(1)	For options granted February 27, 2007, the exercise price is equal to the closing price of our common stock on the date of grant. For options granted prior to December 31, 2006, the exercise price for the original Duke Energy options is equal to the closing price of Duke Energy common stock on the date of grant. In connection with the spin-off of the Company effective January 2, 2007, all Duke Energy equity awards were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin-off, and an additional award denominated in our common stock was granted. The adjustments preserved, but did not increase, the value of the equity awards. The following chart indicates the original and adjusted exercise prices of each Duke Energy stock option. In addition, the chart indicates exercise prices for stock options granted on January 2, 2007 at the Company associated to each grant date at Duke Energy:

Date of Grant	Duke Original Option Exercise Price	Duke Adjusted Option Exercise Price	Spectra Energy Option Exercise Price Granted on January 2, 2007
January 17, 2002	$38.33	$21.84	$33.00
February 12, 2002	$33.53	$19.10	$28.87
April 1, 2002	$37.80	$21.54	$32.54
July 1, 2002	$31.10	$17.72	$26.78
February 25, 2003	$13.77	$7.85	$11.86
April 1, 2003	$14.54	$8.29	$12.52

(2)	Messrs. Ebel, Reddy and Harris and Ms. Ables received Spectra Energy phantom units on February 24, 2009 which, subject to certain exceptions, vest on the third anniversary of the date of grant.

(3)	Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables received Spectra Energy phantom units on February 22, 2011 and February 23, 2010 which, subject to certain exceptions, vest on the third anniversary of the date of grant.
(4)	Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables received performance share units on February 22, 2011 and February 23, 2010 which, subject to certain exceptions, are eligible for vesting on December 31, 2013 and December 31, 2012, respectively. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance share units are listed at the maximum number of units.
(5)	On January 2, 2009, Mr. Reddy received a grant of 18,100 phantom units which, subject to certain exceptions, vest in five equal installments on the first five anniversaries of the date of grant.
(6)	On April 1, 2009, Mr. Hedgebeth received a grant of 31,000 phantom units which, subject to certain exceptions, vest on the third anniversary of the date of grant.

2011 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory L. Ebel
Spectra Energy	1,465	3,956	211,172	6,803,929
Duke Energy	7,063	20,972	7,377	131,789

Total				6,935,718
J. Patrick Reddy
Spectra Energy	—	—	57,849	1,943,659
Alan N. Harris
Spectra Energy	—	—	64,940	2,159,281
Duke Energy	—	—	1,022	18,784

Total				2,178,065
Reginald D. Hedgebeth
Spectra Energy	—	—	59,558	2,004,154
Dorothy M. Ables
Spectra Energy	—	—	37,623	1,255,153
Duke Energy	8,800	104,620	898	16,505

Total				1,271,658

(1)	The value realized upon exercise was calculated based on the closing price of a share of Spectra Energy or Duke Energy common stock on the date of option exercise.
(2)	The value realized upon vesting of stock awards was calculated based on the closing price of a share of common stock or units for the respective equity on the respective vesting date, and includes cash payments to Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables in the amount of $636,982, $174,808, $198,066, $178,634 and $114,388, respectively, for dividend equivalents paid at the time of vesting on earned phantom and performance share units.

Spectra Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

We provide pension benefits that are intended to assist our retirees with their retirement income needs. A more detailed description of the plans that comprise our pension program follows.

Each of the Named Executive Officers actively participated in pension plans sponsored by us or our affiliate in 2011. Officers participated in the Spectra Energy Retirement Cash Balance Plan (RCBP), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of the Company and affiliates. The RCBP provides benefits under a “cash balance account” formula.

Each of the Named Executive Officers who participates in the RCBP, with the exception of Mr. Hedgebeth, has satisfied the eligibility requirements to receive his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (a) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (b) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (c) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (d) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based upon the 30-year Treasury rate, but no less than 4% and no greater than 9%.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k) or cafeteria plan. Compensation does not include severance pay (including payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long-term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP.

The benefit of participants in the RCBP may not be less than determined under certain prior benefit formulas (including optional forms). In addition, the benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Each of our Named Executive Officers was eligible to participate in the Spectra Energy Executive Cash Balance Plan (ECBP), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (a) compensation in excess of the annual compensation limit ($245,000 for 2011) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (b) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($195,000 for 2011) under the Internal Revenue Code that applies to the RCBP, and (c) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with the Company.

We have established a grantor trust that is subject to the claims of our creditors into which funds related to the ECBP are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

Pension Choices Plan for Employees of Westcoast Energy Inc. and Spectra Energy Supplemental Pension Plan

Mr. Ebel participated in the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies (Pension Plan), and the Spectra Energy Supplemental Executive Retirement Plan (SERP) while he resided in Canada prior to 2007. The Pension Plan is registered under the Income Tax Act and under the Pension Benefits Act (Ontario). The executive component of the Pension Plan is a non-contributory defined benefit plan that provides a pension based on 2% of the annualized average of the executive’s highest consecutive 36 months’ salary and cash incentive multiplied by the executive’s years of service while located in Canada. The Income Tax

Act imposes maximum restrictions on the amount of benefits that can be paid from a registered pension plan. The SERP is primarily intended to restore benefits under the Pension Plan to the level that would be available in accordance with the benefit formulas under the Pension Plan if such restrictions were not applicable. Also effective with the spin-off, the Spectra Energy Supplemental Executive Retirement Plan became effective and contains the same provisions as the predecessor SERP sponsored by Duke Energy. Mr. Ebel’s benefit accruals related to the Duke SERP were transferred to the Spectra Energy SERP effective with the spin-off. SERP benefits are paid from the general revenues of Spectra Energy as a life annuity. Effective with the spin-off of the Company, Mr. Ebel participates in the Spectra Energy RCBP, and his active participation in the Pension Plan is suspended, although compensation (but not additional service) with Spectra Energy will be used in the calculation of his Pension Plan benefit.

The following table provides information related to each plan that provides for payments or other benefits at, following or in connection with retirement, determined as of December 31, 2011.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory L. Ebel	Spectra Energy Retirement Cash Balance Plan	14.00	154,078	—
Gregory L. Ebel(1)	Spectra Energy Executive Cash Balance Plan	14.00	353,810	311,730
Gregory L. Ebel	Pension Choices Plan for Employees of Westcoast Energy Inc.	6.48	151,929	—
Gregory L. Ebel	Spectra Energy Supplemental Pension Plan	6.48	1,506,779	—
J. Patrick Reddy	Spectra Energy Retirement Cash Balance Plan	3.00	64,682	—
J. Patrick Reddy	Spectra Energy Executive Cash Balance Plan	3.00	201,803	—
Alan N. Harris	Spectra Energy Retirement Cash Balance Plan	29.13	567,088	—
Alan N. Harris	Spectra Energy Executive Cash Balance Plan	29.13	554,459	—
Reginald D. Hedgebeth	Spectra Energy Retirement Cash Balance Plan	2.76	55,273	—
Reginald D. Hedgebeth	Spectra Energy Executive Cash Balance Plan	2.76	129,928	—
Dorothy M. Ables	Spectra Energy Retirement Cash Balance Plan	26.36	409,688	—
Dorothy M. Ables	Spectra Energy Executive Cash Balance Plan	26.36	594,074	—

(1)	A portion of Mr. Ebel’s account was distributed to his former spouse pursuant to an agreed divorce settlement.

Spectra Energy Executive Savings Plan

Under the Spectra Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Spectra Energy Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.” In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Spectra Energy Retirement Savings Plan, including in a Spectra Energy Common Stock Fund. Deferrals of equity awards are credited with earnings and losses based on the performance of the Spectra Energy Common Stock Fund. We have established a grantor trust that is subject to the claims of our creditors into which funds related to the Spectra Energy Executive Savings Plan are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

The Spectra Energy Executive Savings Plan and the Spectra Energy Retirement Savings Plan became effective with the spin-off of the Company. These plans contain the same provisions as the predecessor plans sponsored by Duke Energy, and individual benefit accruals were transferred from the Duke Energy plans to the Spectra Energy plans effective with the spin-off of the Company. Participants received credit for investment in 0.5 of a share of our common stock for each share of Duke Energy common stock held in the Duke Energy Common Stock Fund.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
Gregory L. Ebel (3)	250,204	143,920	96,901	632,967	837,491
J. Patrick Reddy	50,229	57,529	43,889	—	284,816
Alan N. Harris	111,389	56,023	133,999	—	1,144,072
Reginald D. Hedgebeth	45,651	47,451	8,942	—	212,380
Dorothy M. Ables	27,547	34,847	39,589	—	786,951

(1)	The table reflects contributions made to the Spectra Energy Executive Savings Plan. Executive contributions credited to the plan in 2011 include amounts reported as “Salary” in the Summary Compensation Table as well as “Non-Equity Incentive Plan Compensation” paid in 2011 but reported in the table as compensation earned in 2010. Amounts may also include elective deferrals of awards earned under our Long-Term Incentive Plan in 2010 but payable in 2011.
(2)	Reflects make-whole matching contribution credits made in 2011 under the plan with respect to elective salary deferrals made by executives during 2011.
(3)	A portion of Mr. Ebel’s account was distributed to his former spouse pursuant to an agreed divorce settlement.

Potential Payments Upon Termination of Employment or Change in Control

Under certain circumstances, each Named Executive Officer would be entitled to compensation in the event his or her employment terminates. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which employment is terminated. The relevant agreements and terms of awards applicable to Named Executive Officers are described below, followed by a table that quantifies the amount that would become payable to each Named Executive Officer as a result of a change in control or his or her termination of employment. The amounts shown assume that any termination was effective as of December 31, 2011 and are estimates of the amounts that would have been paid. The actual amounts that would be paid can only be determined at the time of the Named Executive Officer’s termination of employment.

The following table summarizes the consequences that would occur in the event of a change in control or the termination of employment of a Named Executive Officer under our long-term incentive award agreements, without giving effect to the change in control agreements described below.

Event	Consequences
Change in Control	Phantom Units—continue to vest Performance Share Units—award vests based on target performance

Termination with cause	Phantom and Performance Share Units—the executive’s right to unvested portion of award terminates immediately

Voluntary termination (not retirement eligible)	Phantom and Performance Share Units—the executive’s right to unvested portion of award terminates immediately

Involuntary termination without cause (not retirement eligible)	Phantom Units—prorated portion of award vests Performance Share Units—prorated portion of award vests based on actual performance after performance period ends

Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Units—prorated portion of award continues to vest Performance Share Units—prorated portion of award vests based on actual performance after performance period ends

Involuntary termination after a Change in Control	Phantom Units—award vests Performance Share Units—award vests based on target performance

Death or Disability	Phantom Units—award vests Performance Share Units—award vests based on target performance

Each Named Executive Officer has entered into a change in control agreement with the Company. The agreements have an initial term of two years. The term of the agreements automatically extend for a year starting on the first anniversary of the date of the agreements. The Company or the Named Executive Officers can terminate the agreements following the initial two-year term, after providing 6 months advance written notice.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” of the Company, other than termination: (1) by the Company for “cause;” (2) by reason of death or disability; or (3) of the executive for other than “good reason” (each such term as defined in the agreements). Payments and benefits include: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target cash incentive for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual cash incentive opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason;” (3) continued medical, dental and basic life insurance coverage for a two-year period (or a lump sum cash payment of equivalent value); and (4) a lump-sum cash payment representing the amount the Company would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period. In addition, under certain circumstances, the agreements may provide for continued vesting of certain long-term incentive awards for two additional years.

Under the change in control agreements, each Named Executive Officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a Named Executive Officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year non-competition and non-solicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

A CHANGE IN CONTROL (“CIC”)

Name and Triggering Event (1)	Cash Severance Payment(2) ($)	Incremental Retirement Plan Benefit(3) ($)	Welfare and Similar Benefits(4) ($)	Stock Awards(5) ($)	Option Awards ($)	Total ($)
Gregory L. Ebel
• Change in Control	—	—	—	5,014,787	—	5,014,787
• Voluntary termination or termination with cause	—	—	39,038	—	—	39,038
• Involuntary termination without cause	—	—	39,038	4,647,810	—	4,686,848
• Involuntary or good reason termination after a CIC	4,060,000	656,759	63,331	11,693,800	—	16,473,890
• Death or Disability	—	—	39,038	11,693,800	—	11,732,838
J. Patrick Reddy
• Change in Control	—	—	—	1,518,700	—	1,518,700
• Termination with cause	—	—	74,712	—	—	74,712
• Voluntary or involuntary termination without cause	—	—	74,712	1,763,717	—	1,838,429
• Involuntary or good reason termination after a CIC	1,942,500	309,447	105,908	4,102,481	—	6,460,336
• Death or Disability	—	—	74,712	4,102,481	—	4,177,193
Alan N. Harris
• Change in Control	—	—	—	1,487,150	—	1,487,150
• Termination with cause	—	—	71,407	—	—	71,407
• Voluntary or involuntary termination without cause	—	—	71,407	1,634,037	—	1,705,444
• Involuntary or good reason termination after a CIC	1,856,575	314,666	105,981	3,681,669	—	5,958,891
• Death or Disability	—	—	71,407	3,681,669	—	3,753,076
Reginald D. Hedgebeth
• Change in Control	—	—	—	1,368,597	—	1,368,597
• Voluntary termination or termination with cause	—	—	19,412	—	—	19,412
• Involuntary termination without cause	—	—	19,412	1,497,803	—	1,517,215
• Involuntary or good reason termination after a CIC	1,665,510	438,289	53,986	3,479,771	—	5,637,556
• Death or Disability	—	—	19,412	3,479,771	—	3,499,183
Dorothy M. Ables
• Change in Control	—	—	—	955,138	—	955,138
• Voluntary termination or termination with cause	—	—	16,250	—	—	16,250
• Involuntary termination without cause	—	—	16,250	980,339	—	996,589
• Involuntary or good reason termination after a CIC	1,394,250	234,026	40,585	2,318,741	—	3,987,602
• Death or Disability	—	—	16,250	2,318,741	—	2,334,991

(1)	Amounts in the table represent obligations of the Company under agreements currently in place at the Company, and valued as of December 31, 2011.
(2)	Amounts listed under “Cash Severance Payment” are payable under the terms of the Named Executive Officer’s change in control agreement. The severance benefits set forth above do not include accrued salary and cash incentive payments earned but not paid through December 31, 2011; however, such amounts are reflected in the Summary Compensation Table above.
(3)	Pursuant to the change in control agreements of Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables, amounts listed under “Incremental Retirement Plan Benefit” represent the additional amounts that would be credited and vested in respect of the Spectra Energy Retirement Cash Balance Plan, Spectra Energy Executive Cash Balance Plan, Spectra Energy Retirement Savings Plan and the Spectra Energy Executive Savings Plan in the event the Named Executive Officer continued to be employed by Spectra Energy for two additional years, at his or her rate of base salary plus target bonus percentage as in effect on December 31, 2011.

(4)	Amounts listed under “Welfare and Similar Benefits” include the maximum accrued vacation allowed under Company policy and the amount that would be paid to each Named Executive Officer who has entered into a change in control agreement in lieu of providing continued welfare benefits for 24 months.
(5)	The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded stock as a result of each event listed and any associated dividend equivalent payments due upon vesting. For Messrs. Reddy and Harris, who are retirement eligible, the amounts also include the continued vesting of previously awarded phantom units after the applicable termination event.

The amounts listed in the preceding table have been determined based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s termination of employment. The amounts described in the table do not include compensation to which each Named Executive Officer would be entitled without regard to his or her termination of employment, including (a) base salary and short-term incentives that have been earned but not yet paid, and (b) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

With respect to a Named Executive Officer who is covered by a change in control agreement, the amounts shown above do not reflect the fact that if, in the event that payments to the executive in connection with a change in control otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code, such payments may be reduced to the extent necessary so that the excise tax does not apply.

The amounts shown above with respect to the Company’s outstanding stock awards were calculated based on a variety of assumptions, including the following: (a) the Named Executive Officer terminated employment on the last day of 2011; (b) a stock price for our common stock equal to $30.75, which was the closing price on the last trading day of 2011; (c) the continuation of our dividend at the rate in effect on December 31, 2011; and (d) performance at the target level with respect to performance share units.

Current Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2011, about securities to be issued upon exercise of outstanding options, warrants and rights under our equity compensation plans, along with the weighted-average exercise price of the outstanding options, warrants and rights and the number of securities remaining available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a)) (c)(1)(2)
Equity compensation plans approved by security holders	4,891,327	$23.52	16,107,432
Equity compensation plans not approved by security holders	—	—	—

Total	4,891,327	$23.52	16,107,432

(1)	Represents shares available for issuance for awards of phantom unit awards, performance share unit awards assuming target performance or options under the Spectra Energy Corp 2007 Long-Term Incentive Plan, as amended and restated.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

The Corporate Governance Committee believes that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Committee’s charter is available on our website at www.spectraenergy.com/investors/governance and is summarized below:

Membership. The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (iv) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

Investigations and Evaluations. The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, and in the Committee’s sole discretion, consultants and attorneys to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

All of the Board committee charters, as well as the Company’s Principles for Corporate Governance and Code of Business Ethics are available on Spectra Energy’s website at www.spectraenergy.com/investors/governance and are available in print upon request. Any amendment to or waiver from the Code of Business Ethics must be approved by the Board and will be posted on the Company’s website.

Director Candidates

Profile. While the Committee has not prescribed standards for considering diversity, as a matter of practice, the Committee looks for diversity in a nominee such that the nominee can enhance perspective and experience through diversity in gender, ethnic background, geographic origin and professional experience. The Committee looks for the following characteristics in any candidate for nominee to serve on our Board:

•	fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•	a genuine interest in the Company and a recognition that, as a member of the Board, one is accountable to the Company’s shareholders as a whole;

•	a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•

present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•	no conflict of interest or impediment that would interfere with the duty of loyalty owed to the Company and its shareholders;

•	the ability and willingness to spend the time required to function effectively as a director;

•	compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director;

•	independent judgment and willingness to express views in a constructive manner; and

•	diversity and the extent to which the nominee would fill a present need on the Board.

Nominees. The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers the shareholder nominee’s independence with respect to both the Company and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Mr. Alvarado was appointed to the Board in July 2011. He was recommended by a member of the Board. A professional search firm assisted the Committee in the selection and evaluation of Mr. Alvarado as a nominee of the Board.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to the Corporate Governance Committee, c/o Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056, in accordance with our Amended and Restated By-Laws (which we refer to below as our By-Laws). To be timely, the notice must be received by the Corporate Secretary not less than 90 or more than 120 days prior to the anniversary of the Annual Meeting. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•	the name and address of the recommending shareholder(s), and the number of shares of the Company’s common stock that are beneficially owned by the recommending shareholder(s);

•

a representation that the recommending shareholder(s) is a holder of record of the Company’s stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name, age, business address and principal occupation and employment of the recommended nominee;

•	any information relevant to a determination of whether the recommended nominee meets the criteria for Board membership established by the Board and/or the Corporate Governance Committee;

•

any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules and SEC rules and regulations;

•

a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the recommending shareholder(s);

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee’s willingness to be a director, and (3) consenting to serve as a director if so elected;

•

if the recommending shareholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•	if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act, including, without limitation, information regarding (1) the recommended nominee’s business experience, (2) the class and number of shares of the Company’s capital stock, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and the Company’s management.

Resignation Policy

Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

The Board voted unanimously to approve an amendment to our Certificate of Incorporation to facilitate the implementation in our By-Laws of a majority vote standard in uncontested director elections. If that amendment is approved by shareholders, it will become effective upon the filing of our amended Certificate of Incorporation with the Secretary of State of Delaware. Related amendments to our By-Laws and Principles for Corporate Governance that have been approved by the Board and provide for the new voting standard and certain administrative procedures will also become effective at that time.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Paul M. Anderson

Pamela L. Carter

William T. Esrey

Peter B. Hamilton

Joseph H. Netherland

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY CORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2012

Independent Public Accountants

Although our By-Laws do not require that the Company’s shareholders ratify the appointment of Deloitte as the Company’s independent registered public accounting firm, the Board is submitting the appointment of Deloitte to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte) to the Company for 2011 and 2010:

Type of Fees	2011	2010
	(in millions)
Audit Fees (a)	$7.0	$7.2
Audit-Related Fees (b)	0.4	0.5
Tax Fees (c)	0.1	0.1
All Other Fees (d)	0.2	0.1

Total Fee:	$7.7	$7.9

(a)	Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit Fees also include fees billed or expected to be billed by Deloitte for professional services for the audit of our internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
(b)	Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of our financial statements, including assistance with acquisitions and divestitures, internal control reviews and employee benefit plan audits. Audit-Related Fees also include comfort and consent letters in connection with SEC filings and financing transactions.
(c)	Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.
(d)	All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages.

To safeguard the continued independence of the independent auditor, our Audit Committee adopted a policy that prevents our independent auditor from providing services to us and our subsidiaries that are prohibited under Section 10A(g) of the Exchange Act. This policy also provides that independent auditors are only permitted to provide services to us and our subsidiaries that have been pre-approved by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to the policy, all audit services require advance approval by these Audit Committees. All other services by the independent auditor that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to applicable provisions of the Exchange Act, the Audit Committees have delegated approval authority to the Chairman of each Audit Committee. The Chairman has presented all approval decisions to the full Audit Committee. All engagements performed by the independent auditor were approved by the Audit Committee pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

PROPOSAL 3—AMENDMENT OF CERTIFCATE OF INCORPORATION TO PROVIDE FOR A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

On February 21, 2012, our Board of Directors voted to approve, and to recommend that our shareholders approve, an amendment to our Certificate of Incorporation to facilitate the implementation in our By-Laws of a majority vote standard in uncontested director elections.

Current “Plurality Plus” Voting Standard

Our Certificate of Incorporation provides that directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the election of directors. Under this standard, the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected.

Upon our spin-off from Duke Energy Corporation, the Board adopted Principles for Corporate Governance including a director resignation policy that, taken together with our Certificate of Incorporation, is intended to provide for a form of majority voting in uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this standard, director elections are governed by a plurality voting standard, but any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

Rationale for Implementation of Majority Vote Standard

When the Board adopted the “plurality plus” standard, it recognized that the majority vote standard was an evolving concept. The Board has continued to monitor best practices in this area, and is aware that many public companies have amended their governance documents to provide for a majority vote standard, rather than a plurality or “plurality plus” standard. After careful consideration, the Board believes it is in the best interests of the Company and its shareholders to amend the Company’s By-Laws to provide for majority voting in uncontested director elections. To facilitate this amendment, the Board has approved, and recommends that shareholders also approve, an amendment to the Company’s Certificate of Incorporation to eliminate the reference to the plurality voting standard in director elections. The Board has also approved amendments to the By-Laws and the Company’s Principles for Corporate Governance subject to shareholder approval and the effectiveness of the amendment to the Certificate of Incorporation, as described below.

Under a majority vote standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. To be elected, votes cast “for” a nominee’s election must exceed the votes cast “against” the nominee’s election. Shareholders will also be entitled to abstain with respect to the election of a director, but abstentions will have no effect on the outcome of a vote. In contested elections, directors will be elected by a plurality of the votes cast.

Proposed Implementation of the Majority Vote Standard

Changing the voting standard for director elections requires changes to our governing documents. Paragraph (d) of Article FIFTH of our Certificate of Incorporation would be amended to delete references to the plurality voting standard for director elections and to provide that the voting standard in director elections will be set out in our By-Laws. The text of revised Paragraph (d), marked to show the proposed deletions and insertions, is attached as Annex A to this proxy statement. This amendment is subject to approval by shareholders.

Subject to shareholder approval and the effectiveness of the foregoing amendment to our Certificate of Incorporation, the Board has also unanimously approved amendments to our By-Laws and our Principles for

Corporate Governance providing for the new voting standard and certain administrative procedures. The text of the amended By-Laws and Principles for Corporate Governance showing the proposed deletions and insertions are attached to this proxy statement as Annex B and Annex C, respectively. The changes to our Principles for Corporate Governance will specify that any incumbent director in an uncontested election who does not receive the affirmative vote of a majority of the votes cast must tender his or her resignation to the Governance Committee, which would consider whether to accept this resignation in accordance with the procedures set out in the Principles for Corporate Governance. The amendments to our By-Laws and Principles for Corporate Governance are not subject to shareholder approval.

If approved by our shareholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which would occur promptly following the 2012 Annual Meeting of Shareholders), whereupon the changes to the By-Laws and Principles for Corporate Governance would also become effective. The new voting standard would first apply to the election of directors at the 2013 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO PARAGRAPH (D) OF ARTICLE FIFTH OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL 4—ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

As required by Section 14A of the Securities and Exchange Act of 1934, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

Our compensation programs are designed to attract, retain and incentivize executives of high caliber who create value for shareholders. We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. You may vote for or against the following resolution or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

This vote is advisory and not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of the Company’s shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

RESOLVED, that the shareholders approve the compensation awarded to the Company’s Named Executive Officers for 2011, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, we did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

NYSE Listing Standards

Because our common stock is listed on the New York Stock Exchange, we are subject to the NYSE’s regulations regarding corporate governance and other matters. As of the date of this proxy statement we are in compliance with all applicable NYSE regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of the Company. We prepare and file these reports on behalf of our directors and executive officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2011, except for a late report for Julie Dill due to inadvertent error on our part and a late report for R. Mark Fiedorek due to a computer submission error.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2013 Annual Meeting of Shareholders, we must receive it by November     , 2012.

In addition, if you wish to introduce business at our 2013 Annual Meeting (other than proposals to be included in the proxy statement), you must send us written notice of the matter. Your notice must comply with the requirements of our By-laws, and we must receive it no earlier than January 1, 2013 and no later than January 31, 2013. The individuals named as proxy holders for our 2013 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to our Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

Electronic Delivery of the 2012 Annual Report and Proxy Materials

If you received a paper version of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces our printing and postage costs associated with paper publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect the Company.

In order to enroll for electronic delivery, go to http://enroll.icsdelivery.com/SE and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Spectra Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at 713-627-4606 or by e-mail at investorrelations@spectraenergy.com.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our 2011 Annual Report to Shareholders, our Annual Report on Form 10-K for 2011 and the proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings or Stock Purchase and Dividend Reinvestment Plan statement mailings, in any way.

If you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at 713-627-4606, by email at investorrelations@spectraenergy.com, or by mail at 5400 Westheimer Court, Houston, Texas 77056, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our 2011 Annual Report to Shareholders and other proxy materials mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of these materials upon receipt of such request.

Annex A- Proposed Amendment to Certificate of Incorporation

Paragraph (d) of Article FIFTH of our Certificate of Incorporation would be amended as follows:

“(d) Except as provided in Paragraph (e) of this Article FIFTH, directors shall be elected as provided in the By-Laws of the Corporation ~~by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors~~. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.”

A-1

Annex B- Proposed Amendment to By-Laws

The last sentence of Section 3.02 of Article III of our By-Laws would be amended by the Board as follows:

Section 3.02. Election and Term of Directors. [. . .] Except as provided in Section 3.03, ~~directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors~~ a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that Directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 3.02 of these By-Laws; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of the applicable meeting to stockholders. If Directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

B-1

Annex C - Proposed Amendment to Principles for Corporate Governance

Section 3 of our Principles for Corporate Governance would be amended by the Board as follows:

3. Voting for Directors

In accordance with the Corporation’s By-Laws, if none of the Corporation’s shareholders delivers to the Corporation a notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if shareholders have withdrawn all such nominations by the tenth day before the Corporation mails its notice of the applicable meeting of shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill a director vacancy and a new directorship only with a candidate who agrees to tender, promptly following his or her appointment to the Board, the same form of resignation tendered by other directors in accordance with this provision.

If an incumbent director fails to receive the required vote for re-election:

•

~~In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman for consideration by the Corporate Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.~~

•

The Corporate Governance Committee will consider ~~such tendered~~ whether or not to accept the director’s resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Corporate Governance Committee will consider all factors deemed relevant by the members of the Corporate Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director ~~(including, for example~~, the impact the director’s resignation would have on the Corporation’s compliance with the requirements of the Securities and Exchange Commission, the New York Stock Exchange and these Principles for Corporate Governance~~)~~, and whether the director’s resignation from the Board would be in the best interests of the Corporation and its shareholders.

•

The Board will promptly take formal action on the Corporate Governance Committee’s recommendation. In considering the Corporate Governance Committee’s recommendation, the Board will consider such information, factors and alternatives as the Board deems relevant.

•

Following the Board’s decision on the Corporate Governance Committee’s recommendation, the Corporation will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

•

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Corporate Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director. If a majority of the members of the Corporate Governance Committee ~~received a greater number of votes “withheld” from their election than votes “for” their~~ failed to receive the required vote for re-election, then the independent directors then serving on the Board who ~~received a greater~~

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~~number of votes “for” their election than votes “withheld” from their~~ did receive the required vote for re-election will appoint an ad hoc Board committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Corporate Governance Committee and perform the Corporate Governance Committee’s duties for the purposes of this policy. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it (including in circumstances where the entire Board ~~receives a greater number of votes “withheld” from their election than votes “for” their election”~~ fails to receive the required vote for re-election), the entire Board (other than the directors whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Corporate Governance Committee and without the creation of an Ad Hoc Committee.

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SPECTRA ENERGY CORP INVESTOR RELATIONS 5400 WESTHEIMER COURT HOUSTON, TX 77056

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	William T. Esrey 02 Gregory L. Ebel 03 Austin A. Adams 04 Joseph Alvarado 05 Pamela L. Carter
06	F. Anthony Comper 07 Peter B. Hamilton 08 Dennis R. Hendrix 09 Michael McShane 10 Joseph H. Netherland
11	Michael E. J. Phelps

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY CORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.					☐	☐	☐
3.	AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR A MAJORITY VOTE STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.					☐	☐	☐
4.	AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report to Shareholders is/are available at www.proxyvote.com.

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SPECTRA ENERGY CORP

Annual Meeting of Shareholders

May 1, 2012 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Reginald D. Hedgebeth, J. Patrick Reddy and Patrica M. Rice, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Spectra Energy Corp to be held on Tuesday, May 1, 2012, at 10:00 a.m., Central Time, at the company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

Continued and to be signed on reverse side